SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒            Preliminary Proxy Statement

☐             Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☐            Definitive additional materials

☐             Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

PepsiCo, Inc.

(Names of Registrant as Specified in Its Charters)

(Names of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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Rule 0-11 (set forth the amount on which the filing fee calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, the form or schedule and the date of its filing.

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700 Anderson Hill Road

Purchase, New York 10577-1444

March [    ], 2011

Dear Fellow PepsiCo Shareholder:

You are invited to attend our Annual Meeting of Shareholders on Wednesday, May 4, 2011 at 9:00 a.m. Central Daylight Time at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas.

At the meeting, we will ask you to elect the Board of Directors, to conduct an advisory vote on executive compensation and an advisory vote on the frequency of such vote, to ratify the appointment of the independent registered public accountants, to approve an amendment to PepsiCo’s Articles of Incorporation to implement a majority vote standard for uncontested elections of Directors and to act upon two shareholder proposals. We will also review the progress of the Company during the past year and answer questions. The attached Proxy Statement describes the business we will conduct and provides information about the Company that you should consider when you vote your shares.

We are pleased to again take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible.

Cordially,

Indra K. Nooyi

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PepsiCo, Inc. will hold its Annual Meeting of Shareholders (“Annual Meeting”) at the headquarters of Frito-Lay, Inc., 7701 Legacy Drive, Plano, Texas, on Wednesday, May 4, 2011 at 9:00 a.m. Central Daylight Time (“C.D.T.”) to:

■	Elect the Board of Directors.
■	Conduct an advisory vote on executive compensation.
■	Conduct an advisory vote on whether to hold the shareholder advisory vote on executive compensation every one, two or three years.
■	Ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal year 2011.
■	Approve an amendment to our Articles of Incorporation to implement a majority vote standard for uncontested elections of Directors.
■	Act upon two shareholder proposals described in the attached Proxy Statement, if properly presented.
■	Transact any other business that may properly come before the Annual Meeting.

The Annual Meeting will be webcast on www.pepsico.com beginning at 9:00 a.m. C.D.T. on May 4, 2011. Holders of record of the Company’s Common and Convertible Preferred Stock as of the close of business on March 4, 2011 (the “Record Date”) will be entitled to notice of, and to vote, at the Annual Meeting.

Please refer to the General Information section in this Proxy Statement for additional information about the Annual Meeting and voting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by mail, Internet or telephone or by marking, signing, dating and returning your proxy card or voting instruction card so that your shares will be represented at the Annual Meeting.

March [    ], 2011

By order of the Board of Directors,

Larry D. Thompson

Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders

To Be Held on May 4, 2011

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 25, 2010 are available at www.pepsico.com/proxy11.

PepsiCo, Inc.

700 Anderson Hill Road

Purchase, New York 10577-1444

www.pepsico.com

March [    ], 2011

PROXY STATEMENT

The Board of Directors of PepsiCo, Inc. (“PepsiCo” or the “Company”) is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 4, 2011, and at any postponement or adjournment of the Annual Meeting. We are making this Proxy Statement available in connection with the proxy solicitation.

PepsiCo’s authorized stock includes both Common Stock and Convertible Preferred Stock. As of March 4, 2011, the Record Date, there were 1,600,455,394 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 223,653 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 1,109,878 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the Record Date, rounded to the nearest share. Holders of the Common Stock and the Convertible Preferred Stock vote together on all matters as a single class. As of the Record Date, the outstanding shares of Common Stock were registered in the names of 165,024 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 1,795 shareholders. To our knowledge, as of the Record Date, no person owned beneficially more than 5% of the outstanding Common Stock or Convertible Preferred Stock.

PepsiCo is making this Proxy Statement first available on or about March [    ], 2011.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Shareholders, which will take place at 9:00 a.m. C.D.T. on Wednesday, May 4, 2011 at the headquarters of Frito-Lay, Inc. (7701 Legacy Drive, Plano, Texas). This Proxy Statement describes matters on which you, as a shareholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report for the fiscal year ended December 25, 2010 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish such materials to selected shareholders by providing access to these documents over the Internet. Accordingly, on March [    ], 2011, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to selected shareholders of record and beneficial owners. These shareholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found on the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by email. Copies of the proxy materials are available for viewing at www.pepsico.com/proxy11.

You may have received proxy materials by email. Even if you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What items will be voted on at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting if each is properly presented at the meeting:

•	the election to the Board of the nominees named in this Proxy Statement (Proposal No. 1);

•	an advisory vote on executive compensation (Proposal No. 2);

•	an advisory vote on the frequency of the shareholder advisory vote on executive compensation (Proposal No. 3);

•	the ratification of the appointment of KPMG LLP as our independent registered public accountants for fiscal year 2011 (Proposal No. 4);

•	an amendment to PepsiCo’s Articles of Incorporation to implement a majority vote standard for uncontested elections of Directors (Proposal No. 5);

•	a shareholder proposal regarding the right to call special meetings of shareholders (Proposal No. 6);

•	a shareholder proposal regarding a political contributions report (Proposal No. 7); and

•	such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board (Proposal No. 1);

•	“FOR”, on an advisory basis, the compensation of the Company’s named executive officers (Proposal No. 2);

•	“FOR EVERY THREE YEARS”, on an advisory basis, regarding the frequency for the advisory vote on the Company’s executive compensation (Proposal No. 3);

•	“FOR” the ratification of KPMG LLP as our independent registered public accountants for fiscal year 2011 (Proposal No. 4);

•	“FOR” the amendment to PepsiCo’s Articles of Incorporation to implement a majority vote standard for uncontested elections of Directors (Proposal No. 5);

•	“AGAINST” the shareholder proposal regarding the right to call special meetings of shareholders (Proposal No. 6);

•	“AGAINST” the shareholder proposal regarding a political contributions report (Proposal No. 7).

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 700 Anderson Hill Road, Purchase, New York 10577. The Company’s main telephone number is (914) 253-2000.

Who may vote at the Annual Meeting?

As of the Record Date of March 4, 2011, there were 1,600,455,394 shares of PepsiCo Common Stock outstanding and entitled to one vote each at the Annual Meeting and 223,653 shares of PepsiCo Convertible Preferred Stock outstanding and entitled to 1,109,878 votes at the Annual Meeting, which number is equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the Record Date, rounded to the nearest share. As of the Record Date, the outstanding shares of Common Stock were registered in the names of 165,024 shareholders and the outstanding shares of Convertible Preferred Stock were registered in the names of 1,795 shareholders. Only shareholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

•

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•

In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will give shareholders of record a ballot at the Annual Meeting.

•	Via the Internet. If you received a Notice, you may vote by proxy via the Internet by visiting http://www.proxyvoting.com/pep and entering the control number found in the Notice.

•	By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are four ways to vote:

•	In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. If you received a Notice, you may vote by proxy via the Internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

•	By Telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the vote instruction form.

•	By Mail. If you received or requested printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

Can employees who participate in PepsiCo’s Savings Plan/PepsiCo Hourly 401(k) Plan vote?

Yes, employees who participate in PepsiCo’s Savings Plan/PepsiCo Hourly 401(k) Plan (a portion of which constitutes an Employee Stock Ownership Plan) can vote the shares they hold in the PepsiCo Savings Plan as of the close of business on March 4, 2011. To do so, the employee participant must sign and return the proxy card received or vote via internet or telephone, as instructed in the Notice or proxy materials received in connection with the shares they hold in the PepsiCo Savings Plan. If voting instructions are not provided for the shares held in the PepsiCo Savings Plan, the Savings Plan trustees will not vote those shares for which voting instructions are not received, unless required by law.

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under North Carolina law and the Company’s By-Laws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Votes “for” and “against,” “abstentions” and “broker non-votes” will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s Common Stock or Convertible Preferred Stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the holders of record of a majority of such shares present and entitled to vote may adjourn the meeting until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

•

Shareholders of Record. If you are a shareholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

•

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of securities exchanges, the organization that holds your shares may generally vote on routine matters at its discretion but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 4 (ratification of the appointment of the independent registered public accountants) and Proposal No. 5 (amendment to the Articles of Incorporation to implement majority vote standard in uncontested elections of Directors) are matters that the Company believes will be designated “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with such proposals.

Proposal No. 1 (election of directors), Proposal No. 2 (advisory vote on executive compensation), Proposal No. 3 (advisory vote on the frequency of the shareholder advisory vote on executive compensation), and Shareholder Proposals No. 6 and 7 are matters the Company believes will be considered “non-routine.” A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there will be broker non-votes on all proposals except Proposals No. 4 and No. 5.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 700 Anderson Hill Road, Purchase, NY 10577 a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements and to allow for the tabulation and certification of votes. Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded (without the corresponding votes) to the Company’s management and the Board.

What is the voting requirement to approve each of the proposals?

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Election of Directors. For Proposal No. 1, under North Carolina law and the Company’s By-Laws, assuming the existence of a quorum at the Annual Meeting, the nominees for director who receive a plurality of all of the votes cast on the proposed shall be elected to the Board of Directors. This means that the twelve nominees receiving the highest number of votes “for” his or her election will be elected as directors. Abstentions and shares that are voted “against” a director nominee will not be counted toward such nominee’s election. The Company has also implemented a Director Resignation Policy under its Corporate Governance Guidelines. Under this policy, if a director nominee in an uncontested election receives a greater number of votes “against” his or her election than votes “for” his or her election, the director nominee is required to offer his or her irrevocable resignation to the Board following certification of the shareholder vote. Abstentions have no effect under this policy. The Nominating and Corporate Governance Committee will consider the resignation offer and make a recommendation to the Board. Within 90 days following certification of the shareholder vote, the independent members of the Board will make and will promptly publicly disclose a final determination as to whether to accept the director’s resignation. A director who tenders his or her resignation under this provision shall not be present during the deliberations or voting by the Committee or the Board regarding whether to accept the resignation offer.

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Advisory Vote on Executive Compensation. For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy is required to approve, by non-binding vote, executive compensation.

•

Frequency of the Vote on Executive Compensation. For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy is required to approve, by non-binding vote, the frequency of the advisory vote on executive compensation.

•

Ratification of Independent Registered Public Accountants. For Proposal No. 4, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy is required to ratify the appointment of the independent registered public accountants.

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Amendment to PepsiCo’s Articles of Incorporation for Majority Voting. For Proposal No. 5, assuming the existence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy is required to approve the amendment to the Company’s Articles of Incorporation to adopt a majority vote standard for uncontested elections of Directors.

•	Shareholder Proposals 6 and 7. For Proposals No. 6 and 7, assuming the existence of a quorum at the Annual Meeting, approval of each of Proposals No. 6 and 7 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting in person or by proxy.

Note on Abstentions. If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists but will not be treated as cast either for or against that matter.

Note on “Broker Non-Votes.” Under New York Stock Exchange rules, a broker may cast a vote on behalf of a beneficial owner on routine matters, such as Proposals No. 4 and 5, when the broker does not receive specific voting instructions from that beneficial owner. On non-routine Proposals No. 1, 2, 3, 6 and 7, a broker may not cast a vote absent specific voting instructions from the beneficial owners. If you are a beneficial owner holding shares through a broker, bank or other holder of record and you do not vote on certain matters, your broker may cast a vote on your behalf for Proposals No. 4 and 5 but not Proposals No. 1, 2, 3, 6 and 7.

Note on Advisory Votes. Although the advisory votes on Proposals 2 and 3 are non-binding, as provided by law, our Board of Directors will review the results of the votes and, consistent with our record of shareowner engagement, will take them into account in making future determinations concerning executive compensation and the frequency of advisory votes on executive compensation.

Who will serve as the inspector of election?

Representatives from BNY Mellon Shareowner Services will serve as the inspectors of election.

Where can I find the voting results of the Annual Meeting?

The Company expects that the final voting results will be tallied by the inspectors of election and, within four business days after the Annual Meeting, the Company expects to file the results on Form 8-K with the SEC.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our officers or employees by telephone, facsimile, email or personal interview. In addition, we have retained Georgeson Inc. to assist in obtaining proxies by mail, facsimile or email from brokers, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $21,000 plus out-of-pocket expenses. Georgeson Inc. may be contacted at (866) 295-4321.

The Company must also pay brokerage firms and other persons representing beneficial owners of shares held in street name, certain fees associated with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them and obtaining beneficial owners’ voting instructions.

How can I attend the Annual Meeting in Person?

Attendance at the Annual Meeting is limited to shareholders of record as of the close of business on March 4, 2011. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket. Each shareholder will be asked to present valid picture identification such as a driver’s license or passport. The use of cell phones, PDAs, pagers, recording and photographic equipment and/or computers is not permitted in the meeting rooms at the Annual Meeting. Frito-Lay headquarters is accessible to disabled persons. Upon advance request, we will provide wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered shareholder and received your proxy materials by mail, your admission ticket is attached to your Notice or proxy card. If you received your proxy materials by email, you can obtain an admission ticket by contacting PepsiCo’s Manager of Shareholder Relations at (914) 253-3055 or investor@pepsico.com. An admission ticket will then be sent to you.

If you are a beneficial owner of shares held in street name and received your proxy materials by mail, your admission ticket will be your Notice or voting instruction form you received from your bank, brokerage firm or other nominee. If you received your proxy materials by email, you can obtain an admission ticket by writing to PepsiCo‘s Manager of Shareholder Relations, 700 Anderson Hill Road, Purchase, NY 10577 or investor@pepsico.com. Please be sure to include proof of ownership as of the Record Date, such as a bank or brokerage account statement.

Shareholders who do not obtain on admission ticket in advance may obtain one upon verification of their ownership, as of the Record Date, at the registration desk on the day of the Annual Meeting. Registration will begin at 8:30 a.m. C.D.T.

Can I listen to the Annual Meeting on the Internet?

Yes, our Annual Meeting will be webcast on May 4, 2011 at 9:00 a.m. C.D.T. You are invited to visit www.pepsico.com to listen to the live webcast of the Annual Meeting. An archived copy of the webcast will be available on our website for at least 90 days following the date of our Annual Meeting.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors (the “Board”) proposes the following twelve nominees for election as directors at the Annual Meeting. The directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified. If any of these nominees for director becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE FOLLOWING DIRECTORS.

SHONA L. BROWN, 45, is Senior Vice President, Business Operations of Google Inc., a position she has held since 2006. From 2003 to 2006 she served as Vice President, Business Operations of Google Inc., where she led internal business operations and people operations. From October 1995 to August 2003, Ms. Brown was at McKinsey and Company, a management consulting firm, where she had been a partner since December 2000. She is a director of the following non-profit organizations: San Francisco Jazz Organization; The Bridgespan Group; The Exploritorium and The Nature Conservancy. Ms. Brown was elected to PepsiCo’s Board in March 2009.

IAN M. COOK, 58, was elected a director of PepsiCo in 2008. He was named Chief Executive Officer and was elected to the board of Colgate-Palmolive Company in 2007 and became Chairman of the Board in January 2009. Mr. Cook joined Colgate in the United Kingdom in 1976 and progressed through a series of senior management roles around the world. In 2002, he became Executive Vice President, North America and Europe. In 2004, he became Chief Operating Officer, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa. In 2005, he was named President and Chief Operating Officer, responsible for all Colgate operations worldwide.

DINA DUBLON, 57, was elected a director of PepsiCo in 2005. Ms. Dublon retired from JP Morgan Chase & Co. in 2004, where she had served as Executive Vice President and Chief Financial Officer since 1998. She is a director of Microsoft Corp. and Accenture plc. She is also a director of the Global Fund for Women and the Women’s Refugee Commission. She is a trustee of Carnegie Mellon University.

VICTOR J. DZAU, MD, 65, was elected a director of PepsiCo in 2005. Dr. Dzau is Chancellor for Health Affairs at Duke University and President and Chief Executive Officer of the Duke University Health System since July 2004. Prior to that he served as Hersey Professor of Medicine at Harvard Medical School and Chairman of the Department of Medicine at Brigham and Women’s Hospital in Boston, Massachusetts from 1996 to 2004. He is a member of the Institute of Medicine of the National Academy of Sciences and the European Academy of Sciences and Arts. He was the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee and he served on the Advisory Committee to the Director of NIH. Dr. Dzau has been named 2004 Distinguished Scientist of the American Heart Association and was the recipient of the 2004 Max Delbruck Medal, Berlin, Germany, and the 2005 Ellis Island Medal of Honor. Dr. Dzau is also a director of Genzyme Corporation, Alnylam Pharmaceuticals, Inc. and Medtronic, Inc.

RAY L. HUNT, 67, Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated, Inc., was elected to PepsiCo’s Board in 1996. Mr. Hunt began his association with Hunt Oil Company in 1958 and has held his current position since 1976. He is also a director of numerous charitable and corporate organizations, including Bessemer Securities Corporation, Bessemer Securities LLC and King Ranch Inc.

ALBERTO IBARGÜEN, 67, was elected a director of PepsiCo in 2005. Mr. Ibargüen has been President and Chief Executive Officer of the John S. and James L. Knight Foundation since 2005. Mr. Ibargüen previously served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, and as publisher of The Miami Herald and of El Nuevo Herald. He is a member of the boards of AMR Corporation, American Airlines, Inc., AOL, ProPublica and The Council on Foreign Relations. Mr. Ibargüen is also a member of the Board of The Newseum in Washington, D.C. and of the Worldwide Web Foundation in Switzerland.

ARTHUR C. MARTINEZ, 71, former Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., was elected to PepsiCo’s Board in 1999. Mr. Martinez was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995 and served as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from 1995 until 2000. He served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. He is a director of Liz Claiborne, Inc., International Flavors and Fragrances, Inc., Interactive Corp (IAC) and American International Group (AIG), and Chairman of HSN, Inc. Mr. Martinez served on the Board of ABN-AMRO Holding N.V. from 2002 until 2010 and as its Chairman from 2006-2010.

INDRA K. NOOYI, 55, has been PepsiCo’s Chief Executive Officer since 2006 and assumed the role of Chairman of PepsiCo’s Board of Directors in 2007. She was elected to PepsiCo’s Board of Directors and became President and Chief Financial Officer in 2001, after serving as Senior Vice President and Chief Financial Officer since 2000. Ms. Nooyi also served as PepsiCo’s Senior Vice President, Corporate Strategy and Development from 1996 until 2000, and as PepsiCo’s Senior Vice President, Strategic Planning from 1994 until 1996. Prior to joining PepsiCo, Ms. Nooyi spent four years as Senior Vice President of Strategy, Planning and Strategic Marketing for Asea Brown Boveri, Inc. She was also Vice President and Director of Corporate Strategy and Planning at Motorola, Inc.

SHARON PERCY ROCKEFELLER, 66, was elected a director of PepsiCo in 1986. She is President and Chief Executive Officer of WETA public radio and television stations in Washington, D.C., a position she has held since 1989, and was a member of the Board of Directors of WETA from 1985 to 1989. She was a member of the Board of Directors of the Corporation for Public Broadcasting until 1992 and is currently a director of the Public Broadcasting Service (PBS) in Washington, D.C. Ms. Rockefeller currently serves as a Trustee on the following non-profit boards: National Gallery of Art, The Museum of Modern Art, Johns Hopkins Medicine, Colonial Williamsburg Foundation and Rockefeller Philanthropy Advisors.

JAMES J. SCHIRO, 65, was elected to PepsiCo’s Board in 2003. Mr. Schiro was Chief Executive Officer of Zurich Financial Services from May 2002 to December 2009, after serving as Chief Operating Officer – Group Finance since March 2002. He joined Price Waterhouse in 1967, where he held various management positions. In 1994 he was elected Chairman and senior partner of Price Waterhouse, and in 1998 became Chief Executive Officer of PricewaterhouseCoopers, after the merger of Price Waterhouse and Coopers & Lybrand. Mr. Schiro is also a Director of Koninklijke Philips Electronics N.V., Goldman Sachs Group, Inc. and REVA Medical, Inc.

LLOYD G. TROTTER, 65, was elected a director of PepsiCo in 2008. Mr. Trotter is a managing partner at GenNx360 Capital Partners, a position he has held since February 2008. He served as Vice Chairman, General Electric, and as President and Chief Executive Officer of GE Industrial, from 2006 through February 2008. Between 1989 and 2006, he held various positions at GE, including Executive Vice President, Operations, from 2005 to 2006, President and Chief Executive Officer of GE Consumer and Industrial Systems from 1998 to 2005 and President and Chief Executive Officer, Electrical Distribution and Control from 1992 to 1998. Mr. Trotter was a director of Genpact Limited from 2007 to 2008. Mr. Trotter is also a director of Textron, Inc. and Daimler AG.

DANIEL VASELLA, 57, has been Chairman of the Board of Novartis AG since 1999. Dr. Vasella served as Chief Executive Officer of Novartis from 1999 to January 2010, after serving as President since 1996. From 1992 to 1996, Dr. Vasella held the positions of Chief Executive Officer, Chief Operating Officer, Senior Vice President and Head of Worldwide Development and Head of Corporate Marketing at Sandoz Pharma Ltd. He also served at Sandoz Pharmaceuticals Corporation from 1988 to 1992. Dr. Vasella is also a Chairman of the Board of Alcon Laboratories, Inc. He was elected to PepsiCo’s Board in 2002.

OWNERSHIP OF PEPSICO COMMON STOCK

BY DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of February 15, 2011: (1) the shares of PepsiCo Common Stock beneficially owned by each director (including each nominee), by each of the executive officers identified in the 2010 Summary Compensation Table of this Proxy Statement (“Named Executive Officers”) and by all directors and all executive officers as a group; and (2) the number of phantom units of PepsiCo Common Stock held in PepsiCo’s income deferral programs by each director (including each nominee), by each Named Executive Officer and by all directors and all executive officers as a group. Each phantom unit is intended to be the economic equivalent of one share of PepsiCo Common Stock. The information in this table is based solely on statements in filings with the SEC or other reliable information.

As of February 15, 2011, the directors and executive officers as a group own less than 1% of outstanding PepsiCo Common Stock and less than 1% of outstanding PepsiCo Convertible Preferred Stock. To our knowledge, as of the Record Date, there are currently no beneficial holders of 5% or more of the Company’s Common or Convertible Preferred Stock.

Name of Individual or Group	Number of Shares of PepsiCo Common Stock Beneficially Owned (1)	Number of Phantom Units of PepsiCo Common Stock Held in PepsiCo’s Deferral Programs (2)	Total
Shona L. Brown	2,925	10,640	13,565
John C. Compton	888,355	36,891	925,246
Ian M. Cook	3,569	8,939	12,508
Massimo F. d’Amore	149,509	0	149,509
Dina Dublon	10,413	9,898	20,311
Victor J. Dzau	9,386	19,900	29,286
Eric J. Foss	540,209	61,883	602,092
Richard A. Goodman	288,957	0	288,957
Ray L. Hunt (3)	520,902	32,130	553,032
Alberto Ibargüen	10,639	10,856	21,495
Hugh F. Johnston	296,520	0	296,520
Arthur C. Martinez	13,921	33,058	46,979
Indra K. Nooyi	1,526,240	44,328	1,570,568
Sharon Percy Rockefeller	65,004	9,377	74,381
James J. Schiro	35,470	21,980	57,450
Lloyd G. Trotter	1,000	14,898	15,898
Daniel Vasella	30,831	17,365	48,196
All directors and executive officers as a group (24 persons)	6,250,415	344,843	6,595,258

(1)	The shares shown include the following shares that directors and executive officers have the right to acquire within 60 days after February 15, 2011 through the exercise of vested stock options: John C. Compton, 778,783 shares; Massimo F. d’Amore, 111,839 shares; Dina Dublon, 7,958 shares; Victor J. Dzau, 6,588 shares; Eric J. Foss, 498,844 shares; Richard A. Goodman, 250,335 shares; Alberto Ibargüen, 6,588 shares, Hugh F. Johnston, 283,545 shares; Arthur C. Martinez, 13,040 shares; Indra K. Nooyi, 1,329,356 shares; Sharon Percy Rockefeller, 19,285 shares; James J. Schiro, 29,447 shares; Daniel Vasella, 23,457 shares; and all directors and executive officers as a group, 5,005,731 shares. Except as otherwise noted, the directors and executive officers exercise sole voting and investment power over their shares shown in the table and none of the shares are subject to pledge.

(2)	Reflects phantom units of PepsiCo Common Stock held in the PepsiCo Executive Income Deferral Program and the PepsiCo Director Deferral Program.

(3)	The shares shown for Mr. Hunt include (i) 26,700 shares held in a corporation over which Mr. Hunt has sole voting and investment power, (ii) 262,286 shares held in trusts over which Mr. Hunt has shared voting power and sole investment power, and (iii) 152,500 shares held in a trust over which Mr. Hunt has sole voting power and no investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires PepsiCo’s directors and executive officers to file reports of ownership and changes in ownership of PepsiCo Common and Convertible Preferred Stock. We received written representations from each such person who did not file an annual statement with the SEC on Form 5 that no Form 5 was due. To the best of PepsiCo’s knowledge, based on our records and other information, in 2010 all required forms were filed on time with the Securities and Exchange Commission.

CORPORATE GOVERNANCE AT PEPSICO

Board of Directors

Our business and affairs are overseen by our Board of Directors pursuant to the North Carolina Business Corporation Act and our By-Laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chairman & Chief Executive Officer and with key members of management, by reviewing materials provided to them and by participating in Board and Committee meetings. All members of the Board of Directors are elected annually by the shareholders.

Regular attendance at Board meetings and the Annual Meeting is required of each director. PepsiCo’s Board held seven meetings during 2010. Average attendance by incumbent directors at Board and standing Committee meetings in 2010 was 96%. No incumbent director attended fewer than 75% of the total number of Board and standing Committee meetings in 2010. The independent directors met in executive session at six Board meetings in 2010. All incumbent directors except Victor Dzau attended the 2010 Annual Meeting of Shareholders.

Strong corporate governance is and has been a long-standing priority at PepsiCo. In 2002, the Board of Directors adopted Corporate Governance Guidelines for the Company, which Guidelines are periodically amended. The current Guidelines are attached to this Proxy Statement as Exhibit A and are also available on the Company’s website at www.pepsico.com under “Company”—“Corporate Governance” and are available in print to any shareholder who requests a copy.

The Company also is proud of its “Performance with Purpose” culture, evidenced in part by its robust Worldwide Code of Conduct. Such Code is available on the Company’s website at www.pepsico.com under “Company”—“Worldwide Code of Conduct.” Annually, all of PepsiCo’s executive officers, other senior employees and directors complete certifications with respect to their compliance with the Company’s Worldwide Code of Conduct.

Board Leadership Structure

PepsiCo’s Board of Directors annually elects one of its own members as the Chairman of the Board of Directors. PepsiCo’s By-Laws provide that the Chairman of the Board may also be the Chief Executive Officer or any other officer of the Corporation. PepsiCo believes that there are a wide array of leadership structures that could apply to many different business models and, therefore, that every company should be afforded the opportunity to determine the ideal structure for its board leadership, which leadership structure may change over time. PepsiCo’s current leadership structure of a combined role of CEO and Chairman has proven extremely effective for PepsiCo historically in the areas of company performance and corporate governance, among others. In addition, as described below, the presence of an active and independent Presiding Director who is charged with meaningful responsibilities required by PepsiCo’s Corporate Governance Guidelines ensures independent oversight of the Board of Directors and its responsibilities as well as meaningful coordination between Company management and the independent Board members. Today, PepsiCo’s combined CEO and Chairman role, together with the assistance of its independent Presiding Director, effectively serves the best interests of PepsiCo and its shareholders because it provides our Company with strong, balanced and consistent leadership.

Presiding Director

PepsiCo’s Corporate Governance Guidelines require that an independent director shall be designated as the Presiding Director by the independent directors of the Board based on the recommendation of the Nominating and Corporate Governance Committee. The position of Presiding Director shall rotate among the independent directors of the Board for a three-year term, and the Board will evaluate the Presiding Director’s performance annually under the guidance of the Nominating and Corporate Governance Committee. PepsiCo’s Presiding Director is required to: (a) preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (b) serve as a liaison between the Chairman and the independent directors; (c) provide advice regarding information sent to the Board; (d) approve meeting agendas for the Board; (e) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (f) have the authority to call meetings of the independent directors; and (g) if requested by major shareholders, ensure that he/she is available for consultation and direct communication.

In May 2010, the Board of Directors appointed James J. Schiro as the Presiding Director of the Board to serve a three-year term. Mr. Schiro continued in the role throughout 2010 and performed the above duties in addition to assisting the Board in the fulfillment of its responsibilities in general.

Director Independence

In making independence determinations, the Board of Directors observes all criteria for independence established by the SEC, the New York Stock Exchange and other governing laws and regulations. The Board has determined that to be considered independent, a director may not have any direct or indirect material relationships with the Company. In making a determination of whether a material relationship exists, the Board considers all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In addition to the independence requirements set forth in the Corporate Governance Listing Standards of the New York Stock Exchange, the Board has determined that a director will not be independent if he or she serves as an executive officer, director or trustee of a tax exempt organization that has received contributions from the Company or any of its consolidated subsidiaries in any of the last three fiscal years that exceeds the greater of $1 million or 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year. These independence standards were recommended by the Nominating and Corporate Governance Committee and adopted by the Board of Directors, and are detailed in full in the Corporate Governance Guidelines attached as Exhibit A to this Proxy Statement.

Consistent with these considerations, the Board has reviewed all relationships and material transactions between the Company and the members of the Board (and their respective affiliated companies) and has affirmatively determined that the non-management directors standing for election listed below are independent within the meaning of the rules of the New York Stock Exchange, based on the application of the Company’s independence standards.

Shona L. Brown	Ray L. Hunt	Sharon Percy Rockefeller
Ian M. Cook	Alberto Ibargüen	James J. Schiro
Dina Dublon	Arthur C. Martinez	Lloyd G. Trotter
Victor J. Dzau		Daniel Vasella

In arriving at the foregoing independence determination, the Board of Directors considered certain relationships and transactions for compliance with the standards described above, such as a charitable donation made in 2010 to a not-for-profit charity for which Ms. Brown serves as director, which contribution did not exceed $20,000. The Board also considered purchases of goods and services from companies for which Ms. Dublon and Messrs. Martinez, Ibargüen, Trotter and Vasella serve as directors. None of these payments exceeded 1% of such companies’ revenues or the Company’s revenues. The Board determined that none of the foregoing transactions impaired the independence of any director.

None of the non-management directors receives any fees from the Company other than those received in his or her capacity as a director.

Communications to the Board of Directors

The PepsiCo Corporate Law Department reviews all communications sent to the Board of Directors relating to the duties and responsibilities of the Board and its Committees and regularly provides a summary of communications to the Board that relate to the functions of the Board or a Board Committee or that otherwise require Board attention. Directors may at any time discuss the Board communications received by the Company and request copies or summaries of such communications. In addition, the Corporate Law Department may forward certain communications only to the Presiding Director, the Chair of the relevant Committee or the individual Board member to whom a communication is directed. Concerns relating to PepsiCo’s accounting, internal control over financial reporting or auditing matters will be referred directly to members of the Audit Committee. All communications will be kept confidential and promptly forwarded either to the appropriate Board member or to the Presiding Director, who shall, in turn, forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Law Department, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate.

Shareholders and other interested parties may send communications directed to the Board, a Committee of the Board, the Presiding Director, the independent directors as a group or an individual member of the Board by any of the following means:

•	by phone at 1-866-626-0633

•	by sending a letter to PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York, 10577, ATTN: Secretary

•	by submitting a communication on-line at our website www.pepsico.com under “Company”—“Corporate Governance”—“Contact the Board of Directors/Audit Committee”

Political Contributions Policy

In 2005, the Board of Directors adopted a Political Contributions Policy for the Company and such policy has been amended from time to time. The Political Contributions Policy, together with other of the Company’s policies and procedures, including the Company’s Worldwide Code of Conduct, guides the Company’s approach to political contributions. In connection with the development of this policy and in keeping with the Company’s goals of transparency, the policy and the Company’s annual U.S. political contributions are posted on our website at www.pepsico.com under “Company”—“Corporate Governance”—“Policies.”

Committees of the Board of Directors

The Board of Directors has three standing Committees: Nominating and Corporate Governance, Compensation and Audit. The table below indicates the members of each Board committee during 2010 and through March 11, 2011:

Name	Nominating and Corporate Governance	Compensation	Audit
Shona L. Brown	X	X
Ian M. Cook			X
Dina Dublon			Chair
Victor J. Dzau	X	X
Ray L. Hunt	Chair	X
Alberto Ibargüen			X
Arthur C. Martinez	X	Chair
Indra K. Nooyi
Sharon Percy Rockefeller	X	X
James J. Schiro			X
Lloyd G. Trotter			X
Daniel Vasella	X	X

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which was established in 1997 and renamed in 2002, held four meetings in 2010. The Nominating and Corporate Governance Committee, among other things: (a) identifies and recommends to the Board for election and/or appointment qualified candidates for membership on the Board and the Committees of the Board; (b) develops and recommends to the Board corporate governance principles and the Worldwide Code of Conduct applicable to the Company and its directors and monitors compliance with all such principles and policies; (c) develops and recommends to the Board criteria to assess the independence of members of the Board; (d) makes recommendations to the Board concerning the composition, size, structure and activities of the Board and its Committees; (e) assesses and reports to the Board on the performance and effectiveness of the Board and its Committees; and (f) reviews and reports to the Board with respect to director compensation and benefits. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at www.pepsico.com under “Company”—“Corporate Governance” and is also available in print to any shareholder who requests a copy. The Nominating and Corporate Governance Committee is comprised entirely of directors who meet the independence requirements of the New York Stock Exchange.

Process for Selection and Nomination of Directors; Consideration of Director Diversity

In fulfilling its responsibility to identify and recommend to the Board qualified candidates for membership on the Board, the Nominating and Corporate Governance Committee considers the following attributes of candidates for the Board of Directors: (i) relevant knowledge, diversity of background and experience in areas including business, finance, accounting, technology, marketing, international business and government; (ii) personal qualities of leadership, character, judgment and whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards; (iii) roles and contributions valuable to the business community; and (iv) whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings. In addition, while not a formal policy, PepsiCo’s director nomination processes call for the Nominating and Corporate Governance Committee, during the review and selection process, to seek diversity within the Board and adhere to the Company’s philosophy of maintaining an environment free from discrimination based upon race, color, religion, national origin, sex, age, disability, sexual preference or orientation, marital status or any unlawful factor.

The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations for director nominees made by shareholders if the individuals recommended meet certain minimum Board membership criteria as described above. Nominations received by the Company from shareholders are reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the required qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the Board. This is done to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. Shareholder recommendations should be sent to the Secretary of PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577 and must include detailed background information regarding the suggested candidate that demonstrates how the individual meets the Board membership criteria. If the candidate meets the requirements for a current vacancy on the Board, the submission materials are reviewed with the Nominating and Corporate Governance Committee and are responded to by the Chairman of the Committee or his/her designee. The Committee does not have a different process for evaluating nominees based on whether the nominee is recommended by a non-shareholder.

From time to time, the Nominating and Corporate Governance Committee engages consulting firms to perform searches for director candidates who meet the current needs of the Board. If a consulting firm is retained to assist in the search process for a director, a fee is paid to such firm.

Skills and Qualifications of the Members of the Board of Directors

Each PepsiCo Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, each of PepsiCo’s Board members brings to PepsiCo a myriad of skills, education, experiences and qualifications that can be leveraged in order to benefit PepsiCo and its shareholders. Set forth below is a description of certain of such skills, experiences and/or qualifications associated with each member of the Board. The below listing does not include personal traits such as candor, integrity, time commitment or collegiality that are essential to a nominee’s qualifications, nor does it contemplate independence issues that are evaluated separately. The information below merely highlights certain notable traits of each Board member that contributed to their selection as a member of PepsiCo’s Board of Directors.

•

Shona L. Brown.    As a director, Shona L. Brown provides PepsiCo with the unique perspective of building innovation into the business and people operations of a world-recognized global technology leader (including green operations), Google Inc. From her career in business and consulting, she brings a deep expertise in building organizations optimized for adaptability, growth and innovation, which benefit PepsiCo as we face similar issues. Her experiences also include serving on a number of non-profit boards, with a focus on education and the environment.

•

Ian M. Cook.    The selection of Ian M. Cook as a director was grounded in Mr. Cook’s strengths in business operations gained from his many years working in global leadership roles, including Chief Executive Officer, and a director at Colgate-Palmolive, a publicly-traded, multi-national consumer products company similar to PepsiCo. Mr. Cook’s valuable experiences also include his diverse activities with not-for-profit organizations.

•

Dina Dublon.    Dina Dublon’s qualifications include: her deep expertise in financial, strategic and banking activities that were gained while serving as a senior executive at J.P. Morgan Chase & Co., a leading global financial services company; her complimentary experiences as a member of the board of directors at several other public companies; and her unique experiences gained while working with not-for-profit organizations focusing on women’s issues and initiatives. These experiences provide valuable insight to PepsiCo’s Board.

•

Victor J. Dzau.    As a medical doctor and physician/scientist, Victor J. Dzau offers PepsiCo a valuable perspective into the areas of health and wellness, an important part of PepsiCo’s “Performance with Purpose” mission. He also provides expert oversight to PepsiCo’s research and development teams as well as its newly-formed Global Nutrition

Group and associated programs. In addition to his medical and scientific qualifications, Dr. Dzau has significant experience in serving on the boards of several public companies and health-related organizations.

•

Ray L. Hunt.    Ray L. Hunt brings to PepsiCo a keen understanding and knowledge regarding strategy and leadership of a global organization operating in a key industry from his long-time position as Chairman and Chief Executive Officer of Hunt Oil Company. In addition, his activities in a large number of privately-held and not-for-profit organizations contribute to Mr. Hunt’s operational business expertise, extensive experience in governance matters and strong management skills.

•

Alberto Ibargüen.    PepsiCo and its Board of Directors benefit from the business experiences that Alberto Ibargüen acquired over 25 years of managing major metropolitan newspapers, including the country’s largest Spanish-language daily. Mr. Ibargüen brings market, community and new media insights to PepsiCo that have been developed over time and through his role as Chief Executive Officer of one of the country’s largest private foundations. His skill set also includes legal and financial experience that has deeply enhanced his publishing, business and public company board roles.

•

Arthur C. Martinez.    The diverse experiences of Arthur C. Martinez include his leadership positions as Chairman, President and Chief Executive Officer of Sears, Roebuck and Co., a well-known branded consumer products company like PepsiCo. As CEO of a Fortune 500 company, Mr. Martinez is intimately familiar with strategic planning, operational excellence, finance and accounting, organizational development and compensation matters. Mr. Martinez’s experiences and qualifications also include his active involvement on several public company Boards and a variety of charitable organizations as well as a deep understanding of the financial, operational and governance aspects of complex businesses.

•

Indra K. Nooyi.    Indra K. Nooyi brings to the Board of Directors strong leadership, extensive business and operating experience and tremendous knowledge of our Company as well as deep insights into and experiences within the global food and beverage industry. In addition, Ms. Nooyi brings her broad strategic vision for PepsiCo to the Board of Directors. Ms. Nooyi’s service as the Chairman & Chief Executive Officer of PepsiCo creates a critical link between management and the Board of Directors, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business.

•

Sharon Percy Rockefeller.    As a member of our Board of Directors, Sharon Percy Rockefeller brings to PepsiCo her diverse perspective and keen knowledge of and contacts within government as a long time Washington, D.C. resident. She has been President and Chief Executive Officer of WETA/FM, the public broadcasting stations in Washington, D.C. since 1989. Ms. Rockefeller’s activities with several non-profit organizations focused on art, medicine and public broadcasting have provided her with invaluable management and leadership experiences as well as insights.

•

James J. Schiro.    James J. Schiro’s credentials include his managerial capabilities gained while he was Chief Executive Officer of Zurich Financial Services as well as his knowledge of global capital markets. He also brings solid financial and banking acumen gained from his role as Chief Executive Officer and other positions held at a large, public accounting firm, providing PepsiCo with important financial background. In addition, the experiences acquired through Mr. Schiro’s positions as a director on several public company boards benefit PepsiCo, its Board of Directors and its shareholders.

•

Lloyd G. Trotter.    The selection of Lloyd G. Trotter as a director nominee was based, among other things, upon his extensive experience in business operations and executive leadership gained from his many years working in global leadership roles at General Electric. Mr. Trotter also has significant experience by serving on the boards of directors at several public companies.

•

Daniel Vasella.    As a member of the Company’s Board of Directors, Dr. Daniel Vasella offers PepsiCo his experience as the Chairman Chief Executive Officer of the global healthcare company, Novartis A.G. His expertise in the important areas of health and wellness and nutrition, and his global perspective in leading and serving on the board of directors at international organizations provides a great benefit to PepsiCo and its shareholders.

The Audit Committee

The Audit Committee, which was established in 1967 in accordance with the requirements of the Securities Exchange Act of 1934, held ten meetings in 2010. The Audit Committee’s primary responsibilities are to retain the Company’s independent registered public accountants (subject to shareholder ratification) and to assist the Board’s oversight of: (a) the quality and integrity of the Company’s financial statements and its related internal controls over financial reporting; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent registered public accountants’ qualifications and independence; (d) the performance of the Company’s internal audit function and the independent registered public accountants; and (e) overseeing the accounting and financial reporting practices of the Company and audits of the Company’s financial statements. The report of the Audit Committee is set forth beginning on page 22 of this Proxy Statement. The Audit Committee Charter is available on the Company’s website at www.pepsico.com under “Company”—“Corporate Governance” and is also available in print to any shareholder who requests a copy.

Financial Expertise and Financial Literacy

The Board of Directors has determined that Dina Dublon and James J. Schiro, members of our Audit Committee, satisfy the criteria adopted by the Securities and Exchange Commission to serve as “audit committee financial experts” and are independent directors, pursuant to the standards set forth in the Company’s Corporate Governance Guidelines and the requirements under the Securities Exchange Act of 1934 and the New York Stock Exchange Listing Standards. In addition, the Board of Directors has determined that Ian M. Cook, Dina Dublon, Alberto Ibargüen, James J. Schiro and Lloyd G. Trotter, constituting all members of our Audit Committee, are independent directors and are financially literate within the meaning of the New York Stock Exchange Corporate Governance Listing Standards.

Directors on Multiple Audit Committees

None of the Company’s directors serves on the audit committee of more than three public companies.

The Compensation Committee

The Compensation Committee, which has been active since 1955, held six meetings during 2010. The Compensation Committee: (a) oversees the design of PepsiCo’s compensation and benefits programs; (b) oversees the policies of the Company relating to compensation of the Company’s executives and makes recommendations to the Board regarding the compensation of PepsiCo’s executive officers and other key executives; (c) produces a report on executive compensation for inclusion in the Company’s Proxy Statement; and (d) oversees the development and implementation of succession plans for the Chief Executive Officer and other key executives. Additional information on the roles and responsibilities of the Compensation Committee is provided in the Compensation Discussion and Analysis of this Proxy Statement.

The Compensation Committee is composed entirely of independent members of the Board who are also “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. The Compensation Committee Report is set forth on page 41 of this Proxy Statement. The Compensation Committee Charter is available on the Company’s website at www.pepsico.com under “ Company”—“Corporate Governance” and is also available in print to any shareholder who requests a copy.

Review and Approval of Transactions with Related Persons

On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions the director or executive officer, or their immediate family members, may have with the Company in which the director or executive officer, or their immediate family members, has a direct or indirect material interest. This information is updated throughout the year as necessary. The Audit Committee, which is responsible for reviewing and approving any related person transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and the directors and executive officers. In determining whether to approve or disapprove a related-person transaction, our Audit Committee considers all transactions on a case-by-case basis and weighs all material factors, including but not limited to, the extent of the related person’s interest in the transaction, the availability (if applicable) of other sources of comparable products or services, the terms of the transaction compared to the terms of a similar unaffiliated transaction, the benefit to the Company or the best interests of the Company’s shareholders, whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his/her duties to the Company, and the aggregate value of the transaction.

The Audit Committee has determined that there are no related party transactions to report.

Compensation Committee Interlocks and Insider Participation

No member of PepsiCo’s Compensation Committee is now, or was during 2010 or any time prior thereto, an officer or employee of the Company. No member of the Compensation Committee had any relationship with the Company or any of its subsidiaries during 2010 pursuant to which disclosure would be required under applicable rules of the Securities and Exchange Commission pertaining to the disclosure of transactions with related persons. None of the executive officers of the Company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors or Compensation Committee.

Board of Directors Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, both of the Company’s senior management, including the Chief Executive Officer and its Board of Directors are involved in PepsiCo’s integrated risk management framework designed to identify, assess, prioritize, manage, monitor and communicate risks across the Company. This framework includes both senior-management level and division level risk committees that are cross-functional and geographically diverse and work together with the Company’s internal audit and compliance teams to identify, assess, prioritize and address strategic, financial, operating, business, compliance, safety, reputational and other risks to the Company and its divisions. These risk committees engage with and/or report to PepsiCo’s Audit Committee and/or Board of Directors on a regular basis to address high priority risks.

AUDIT COMMITTEE REPORT

PepsiCo’s Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the Company’s independent auditors and the Company’s financial management and financial reporting procedures. The Audit Committee is comprised entirely of directors who meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The names of the Audit Committee members are included at the end of this Audit Committee Report. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed annually and is available on the Company’s website at www.pepsico.com under “Company”—“Corporate Governance.”

The Company’s management has responsibility for preparing the Company’s financial statements and the Company’s independent auditors (independent registered public accountants), KPMG LLP (“KPMG”), is responsible for auditing those financial statements. In this context, the Audit Committee has met with management and KPMG to review and discuss the Company’s audited financial statements. The Audit Committee discussed with Company management and KPMG the critical accounting policies applied by the Company in the preparation of its financial statements. These policies arise in connection with: revenue recognition and related trade spending; goodwill and other intangible assets; income tax expense and accruals; and pension and retiree medical plans. The Company’s management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and the Sarbanes-Oxley Act of 2002, and had the opportunity to ask KPMG questions relating to such matters. The discussions included the quality, and not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Company management the process for certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the Company’s internal auditors and independent registered public accountants the overall scope and plans for their respective audits for 2010. The Audit Committee also received regular updates from the Company’s General Auditor on internal control and business risks and the Company’s senior officer for compliance and business practices on compliance and ethics issues. The Audit Committee also received an update on the Company Law Department’s compliance with Part 205 of Section 307 of the Sarbanes-Oxley Act of 2002 regarding standards of professional conduct for attorneys. The Audit Committee meets with the internal auditors and independent registered public accountants, with and without management present, to discuss their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also meets independently with the Company’s General Counsel, and the Chief Compliance and Business Practices Officer, with and without other members of management present, to discuss the Company’s compliance with laws and regulations.

The Audit Committee reviewed and discussed with KPMG, KPMG’s independence and, as part of that review, received the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants. These fees are described in the next section of this Proxy Statement. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee has adopted a formal policy on Audit, Audit-Related and Non-Audit Services, which is published on the Company’s website and which is briefly described in the next section of this Proxy Statement. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 25, 2010, for filing with the Securities and Exchange Commission. The Audit Committee has also retained KPMG as the Company’s independent registered public accountants for the fiscal year 2011, and the Audit Committee and the Board have recommended that shareholders ratify the appointment of KPMG as the Company’s independent registered public accountants for the fiscal year 2011.

THE AUDIT COMMITTEE

IAN M. COOK

DINA DUBLON, CHAIR

ALBERTO IBARGÜEN

JAMES J. SCHIRO

LLOYD G. TROTTER

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by KPMG LLP, the Company’s independent registered public accountants, for the audit of the Company’s annual financial statements for 2009 and 2010, and fees billed for other services rendered by KPMG LLP.

	2009	2010
Audit fees (1)	$19,288,000	$25,045,000

Audit-related fees (2)	$1,989,000	$1,526,000

Tax fees (3)	$707,000	$1,068,000

All other fees (4)	$—	$354,000

(1)	The increase in 2010 audit fees is primarily due to the acquisitions of The Pepsi Bottling Group, Inc. (“PBG”) and PepsiAmericas, Inc. (“PAS”).

(2)	Audit-related fees for 2009 and 2010 consisted primarily of the audits of certain employee benefit plans, due diligence reviews and other procedures performed in connection with business transactions, agreed upon procedures reports and the issuance of comfort letters.

(3)	Tax fees for 2009 and 2010 consisted primarily of international tax compliance services.

(4)	All other fees for 2010 consisted primarily of fees for cost optimization studies and contract compliance services.

We understand the need for the independent registered public accountants to maintain their objectivity and independence, both in appearance and in fact, in their audit of the Company’s financial statements. Accordingly, the Audit Committee has adopted the PepsiCo Policy for Audit, Audit-Related and Non-Audit Services. The policy provides that the Audit Committee will engage the independent registered public accountants for the audit of the Company’s consolidated financial statements and other audit-related work. The independent registered public accountants may also be engaged for tax and other non-audit related work if those services: enhance and support the attest function of the audit; are an extension to the audit or audit-related services; or are services with respect to which, under the circumstances, KPMG offers unique qualification and there is clearly no question regarding their independence in providing such service. The policy further provides that on an annual basis the independent registered public accountants’ Global Lead Audit Partner will review with the Audit Committee the services the independent registered public accountants expect to provide in the coming year and the related fee estimates. In addition, PepsiCo will provide the Audit Committee with a quarterly status report regarding the Committee’s pre-approval of audit-related, tax or other non-audit services that the independent registered public accountants have been pre-approved to perform, have been asked to provide or may be expected to provide during the balance of the year. PepsiCo’s Policy for Audit, Audit-Related and Non-Audit Services is available on the Company’s website at www.pepsico.com under “Company”—“Corporate Governance”.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the compensation earned by the executive officers identified as Named Executive Officers in the 2010 Summary Compensation Table on page 42 of the Proxy Statement.

Executive Summary

PepsiCo’s executive compensation programs are designed to align the interests of PepsiCo’s executive officers with those of our shareholders by tying a significant portion of their compensation to the Company’s performance. Consistent with this approach, 90% of the 2010 target total compensation of Ms. Nooyi, our Chairman & CEO, was linked directly to the Company’s performance in the form of her annual and long-term incentive awards. The remaining 10% was fixed at the beginning of the year in the form of her base salary. Performance-based compensation also made up approximately 80% of the target total compensation of our Named Executive Officers who are business unit CEOs.

In 2010, the Company delivered strong operating performance despite the continued challenging macroeconomic and competitive environment. While delivering these strong results, we invested in both innovation and brands and we made strategic investments to enhance our competitiveness, solidify our growth and expand the value of the Company. This included the acquisition of our two anchor bottlers, PBG and PAS. In 2010, the Company’s accomplishments included the following:

•	delivered 12% core constant currency* earnings per share (“EPS”) growth;

•	achieved 33% constant currency net revenue growth, which included the impact of the acquisitions of our anchor bottlers;

•	generated $6.9 billion of management operating cash flow,* excluding certain items;

•	returned $8.0 billion to shareholders through share repurchases and dividends;

•	exceeded the original estimates of synergies from the bottler acquisitions and largely completed the integration; and

•	created our new Global Nutrition Group as part of our long-term strategy to grow our nutrition business revenues from about $10 billion in 2010 to $30 billion by 2020.

The Company’s performance was recognized in the compensation earned by the Named Executive Officers in 2010:

•	Annual Incentive Awards: The Company’s strong operating performance yielded annual cash incentive awards that, on average, were at target for our Named Executive Officers.

•

Performance Stock Unit Payouts:    The most significant element of our Named Executive Officers’ target total compensation is the annual long-term incentive award, consisting equally of stock options and performance stock units (“PSUs”). Because PepsiCo’s 2010 core constant currency EPS growth met the target range of 11% to 13% growth established by the Compensation Committee in March 2010, the Named Executive Officers earned 100% of the PSUs that were measured by 2010 performance. The PSU awards granted in 2008 were paid out in February 2011 at 83.3% of target based on 100% performance achievement in 2010 and 2009 and 50% performance achievement in 2008. Named Executive Officers forfeited the remaining 16.7% of the 2008 PSU awards.

•

CEO Compensation:    Each Named Executive Officer’s annual total direct compensation is the sum of base salary paid for the year, the annual cash incentive award earned for the year and the long-term equity incentive award granted in the first quarter of the following year based on the prior year’s performance. In light of the Company’s 2010 performance highlighted above, the Compensation Committee awarded Ms. Nooyi a 2010 annual incentive award of $3.0 million and a 2011 long-term incentive award valued at $9.5 million. These awards resulted in 2010 total direct compensation of $13.8 million, which represents no increase from her 2009 total direct compensation.

*	Core results, core constant currency results and management operating cash flow are non-GAAP financial measures that exclude certain items. Please refer to pages 31 and 32 for a description of these items.

Ms. Nooyi’s total direct compensation can be viewed in relation to the following year-over-year financial performance of PepsiCo:

	2010 Chairman & CEO Total Direct Compensation as Approved by the Compensation Committee(1)				2010 Financial Performance
	Base Salary $1,300,000	Annual Incentive Award $3,000,000	Long-Term Incentive Award $9,481,360	Total Direct Compensation $13,781,360	Core Constant Currency EPS	Constant Currency Net Revenue	Management Operating Cash Flow

2010 vs. 2009	0%	0%	0%	0%	+12%	+33%	+23%

(1)	This table is different from the 2010 Summary Compensation Table on page 42 which reflects Ms. Nooyi’s 2010 long-term incentive award granted on April 11, 2010 based on 2009 performance. The value of the long-term incentive award shown in the table above represents Ms. Nooyi’s 2011 long-term incentive award granted on March 1, 2011 based on 2010 performance. The 2010 and 2011 long-term incentive awards are delivered in the form of stock options and PSUs and are valued based on the full grant date fair value in accordance with accounting rules.

In connection with PepsiCo’s acquisitions of PBG and PAS, the Compensation Committee reviewed our executive compensation programs and took the following actions:

•

As a result of PepsiCo’s significantly larger size arising from the acquisitions of PBG and PAS, the Compensation Committee removed three smaller companies and added seven larger companies to our peer group. PepsiCo is now at the 61st percentile in terms of revenue among the 22 companies that comprise our new peer group described on page 29.

•

Although PepsiCo does not generally provide employment contracts to senior executives, PepsiCo entered into a retention agreement with Eric J. Foss, former Chairman & CEO of PBG, in connection with PepsiCo’s acquisition of PBG. The agreement replaced Mr. Foss’ retention agreement with PBG. PepsiCo provided this agreement to Mr. Foss to ensure his retention through the merger integration period and to bring stability, strong leadership and valuable continuity to the integration of the North American beverage businesses.

•

To harmonize PepsiCo’s retirement program design and better align with market practice, the Compensation Committee closed our U.S. defined benefit pension plans to salaried employees hired after December 31, 2010. Certain legacy PBG and PAS salaried employees and newly hired salaried employees will instead be eligible for company-provided automatic retirement contributions under the PepsiCo Savings Plan. No Named Executive Officers are affected by this change.

Compensation Philosophy

It is critical to our long-term success and growth that our businesses are managed by highly capable leaders with the experience, skills and dedication to oversee a growing and changing global organization. To achieve this objective, we have designed our compensation programs to:

•	recruit, retain and motivate a large group of talented and diverse domestic and international employees;

•

reward sustained Company performance and achievements linked to our “Performance with Purpose” objectives by aligning a significant portion of total compensation to PepsiCo’s financial performance and strategic objectives;

•

pay total compensation above the peer group median when PepsiCo’s financial performance exceeds that of our peer group median and pay total compensation below the peer group median if PepsiCo’s financial performance falls below the peer group median; and

•	motivate our employees to act as long-term business owners who are accountable for business results and who take initiative and responsibility for the assets of the business and its employees.

Risk Mitigation

PepsiCo’s compensation programs have been designed with features that discourage employees from taking unnecessary and excessive risks that would threaten the financial health and viability of the Company.

•

Balanced Performance Metrics.    The annual cash incentive program utilizes balanced financial metrics consisting of top-line metrics, such as net revenue, and bottom-line metrics, such as net operating profit before tax (“NOPBT”). The program also requires achievement of operating profit plan for executive officers to receive above-target annual incentive awards. This requirement provides a strong incentive to sell profitable products as we grow our top line.

•

Accountability for Prior Business Unit Results.    Half of the annual incentive award for any executive officer who assumes a new leadership position in a different business unit is determined based on the prior business unit’s results. This ensures the executive officer remains accountable for the results of the long-term strategies he or she established in the prior business unit.

•

Emphasis on Long-term Shareholder Value Creation.    Long-term equity incentive awards are the most significant element of executive officer pay and are balanced equally between stock options, which focus executives on shareholder value creation, and PSUs, which focus executives on achievement of PepsiCo’s financial goals. PSU payouts are capped at 125% of target.

•

Clawback Provisions.    The annual incentive, long-term incentive and executive deferral programs give the Company the right to cancel and recoup awards and gains from an executive if any of the following occurs: violate PepsiCo’s Worldwide Code of Conduct, engage in gross misconduct, violate non-compete, non-solicitation or confidentiality provisions, or cause or contribute to the need for an accounting adjustment to the Company’s financial results through gross negligence or misconduct.

•

Stock Ownership Guidelines.    The Company requires executive officers to own meaningful amounts of PepsiCo Common Stock during their employment and for 18 months after their retirement. The Company also limits the number of shares that executive officers may sell upon exercising stock options.

The Compensation Committee and management regularly evaluate the risks involved with all of the Company’s compensation programs. At its February 2011 meeting, the Compensation Committee reviewed the results of the annual risk assessment, which included the impact of the acquisitions of PBG and PAS, and concluded that the risks arising from the Company’s overall compensation programs are not reasonably likely to have a material adverse effect on the Company.

How We Determine Compensation

Role of the Compensation Committee.    The Compensation Committee oversees the design and administration of PepsiCo’s compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends. As part of its processes and procedures for determining executive compensation, the Compensation Committee annually:

•	reviews and establishes the peer group companies used as a reference to benchmark Company performance and executive officer compensation;

•	reviews executive officer compensation to ensure that a significant portion is performance-based, while creating incentives for above-target performance and consequences for below-target performance;

•

reviews tally sheets, which provide a comprehensive overview of the aggregate value of the compensation and benefits for executive officers as well as the total value executive officers would receive upon a variety of termination scenarios (such as resignation, retirement, long-term disability, death and change-in-control);

•	sets the specific performance targets for incentive awards to govern the compensation paid to our executive officers;

•

confirms with the Compensation Committee’s external consultant that total compensation paid to each executive officer is appropriate based on an analysis that compares the Company’s financial performance relative to the performance of its peer group as measured by financial metrics including shareholder returns and operating performance;

•	approves base salary adjustments to the extent they are warranted by changes in market pay data; and

•	approves annual and long-term incentive award payouts each year based on performance achieved relative to the pre-established performance targets.

Each year, the Compensation Committee recommends to the independent Board members the target and actual total compensation for each executive officer, and the independent Board members approve the compensation for each executive officer. The Compensation Committee bases its recommendations for actual compensation on an analysis of PepsiCo’s actual performance relative to financial goals established in advance by the Compensation Committee and an analysis of each executive officer’s individual performance and contributions to PepsiCo’s strategic goals.

Role of Management.    The Compensation Committee and Board of Directors determine the compensation of the Chairman & CEO without management input. The Compensation Committee meets with the Chairman & CEO at the beginning of the year to agree upon her performance objectives for the year. At the end of the year, the Chairman & CEO provides the Compensation Committee a self-assessment based on her achievement of the agreed-upon objectives and other leadership accomplishments. This self-assessment, in addition to Company performance and market compensation data provided by the Compensation Committee’s external consultant, is used by the Compensation Committee in setting the Chairman & CEO’s compensation.

The Compensation Committee and the Board solicit input from the Chairman & CEO to obtain her evaluation of performance and her recommendation in determining pay for other executive officers. No executive officer is present when his or her compensation is discussed by the Compensation Committee or the Board of Directors.

In addition, the Company’s Human Resources department prepares materials for review by the Compensation Committee and provides data, analysis and recommendations for the Compensation Committee’s consideration regarding the Company’s compensation programs and policies, as well as pay levels for executives who are not executive officers. The Human Resources department also administers PepsiCo’s compensation and benefits programs and policies based on the direction of the Compensation Committee.

Role of the External Consultant.    The Compensation Committee has engaged Frederic W. Cook & Co. as its external consultant to assist the Committee. The Compensation Committee considers analysis and advice from its external consultant when making compensation decisions and recommendations for the executive officers. The external consultant’s assistance includes the following:

•

reviewing the Compensation Committee’s agendas and supporting materials in advance of each meeting and raising questions with the Company’s Human Resources department and the Compensation Committee Chair, as appropriate;

•	reviewing the Company’s total compensation philosophy, peer group and the competitive positioning of target and actual total compensation for reasonableness and appropriateness;

•	reviewing the Company’s executive compensation programs and advising the Compensation Committee of plans or practices that might be changed in light of evolving best practices;

•	reviewing the draft Compensation Discussion and Analysis and related tables for the proxy statement; and

•	proactively advising the Compensation Committee on best practices for board governance of executive compensation.

The external consultant attends Compensation Committee meetings, and Compensation Committee members have direct access to the consultant without management involvement. The external consultant works directly for the Compensation Committee, and the Compensation Committee has the sole authority to hire and terminate the external consultant. The consultant sometimes obtains input from management to ensure that the consultant’s recommendations and advice reinforce PepsiCo’s business strategy, principles and values.

The services performed by Frederic W. Cook & Co. have been exclusively limited to executive compensation consulting for the Compensation Committee. Frederic W. Cook & Co. is prohibited from undertaking any work with PepsiCo management or employees, and undertook no such work in 2010.

Frederic W. Cook & Co. provides recommendations on Chairman & CEO pay directly to the Compensation Committee without consulting PepsiCo’s Chairman & CEO or management. In order to develop recommendations, Frederic W. Cook & Co. first prepares analyses showing competitive CEO compensation among the peer group for the individual elements of compensation and total direct compensation. Frederic W. Cook & Co. then develops a range of recommendations for the Chairman & CEO’s base salary, annual incentive award and long-term equity incentive award. The recommendations take into account the peer group competitive pay analysis, expected future pay trends, and the position of the Chairman & CEO in relation to other senior company executives and proposed pay actions for all key employees of the Company. The range allows the Compensation Committee to exercise its discretion based on the Chairman & CEO’s individual performance and other factors. The Chairman & CEO has no prior knowledge of the recommendations and takes no part in the recommendations or the Compensation Committee’s discussions and decisions.

Peer Group.    The Compensation Committee utilizes the same peer group to evaluate both executive officer pay levels and Company performance. The Compensation Committee annually reviews and validates the peer group with the assistance of its external consultant to ensure all peer companies remain an appropriate basis for comparison and approves any changes to the composition of the peer group. In selecting the current peer group, the Compensation Committee primarily identified companies that have a comparable size (based on revenue and market capitalization), strong consumer brands, an innovative culture and are multinational with a global presence. Based on these criteria, the Compensation Committee utilized the following 18 peer companies for 2010 pay decisions:

2010 Peer Group
3M Company	Kellogg Company
American Express Company	Kimberly-Clark Corporation
Apple, Inc.	Kraft Foods Inc.
Colgate-Palmolive Company	McDonald’s Corporation
General Mills, Inc.	Nike, Inc.
Groupe Danone	The Coca-Cola Company
Hewlett-Packard Company	The Procter & Gamble Company
Intel Corporation	The Walt Disney Company
Johnson & Johnson	Unilever PLC

PepsiCo currently is at the 76th and 73rd percentiles of the 2010 peer group in terms of 2010 fiscal year revenue and 2010 year-end market capitalization, respectively.

As a result of PepsiCo’s significantly larger size arising from the acquisition of PBG and PAS, the Compensation Committee reviewed the composition of the peer group for 2011 during its September 2010 meeting, and it agreed to remove three companies and to add seven companies. The companies removed from the peer group consisted of American Express Company, Intel Corporation and Kimberly-Clark Corporation. These companies were eliminated because they do not meet the majority of the selection criteria described above. The seven new peer companies noted below were added to the peer group because they are generally similar in size to PepsiCo, possess strong consumer brands, compete with PepsiCo for executive talent and possess significant international operations.

The Compensation Committee will utilize the following 22 peer companies for 2011 pay decisions:

2011 Peer Group
3M Company	Kellogg Company
Abbott Laboratories[1]	Kraft Foods Inc.
Anheuser-Busch InBev SA/NV1,2	McDonald’s Corporation
Apple, Inc.	Nestlé S.A.[1]
Colgate-Palmolive Company	Nike, Inc.
General Electric Company[1]	The Coca-Cola Company
General Mills, Inc.	The Procter & Gamble Company
Groupe Danone	The Walt Disney Company
Hewlett-Packard Company	Unilever PLC
International Business Machines Corporation[1]	United Parcel Service, Inc.[1] Wal-Mart Stores, Inc.[1]
Johnson & Johnson

[1]	Represents company added to 2011 peer group.
[2]	For Anheuser-Busch InBev, revenue represents reported revenue for the latest four quarters ending September 30, 2010.

PepsiCo currently is at the 61st and 63rd percentiles of the new 2011 peer group in terms of 2010 fiscal year revenue and 2010 year-end market capitalization, respectively.

Pay Mix

We set pay levels for executive officers to be competitive relative to our peer group and, most importantly, to align with the Company’s performance. As a result, our pay mix places the greatest emphasis on performance-based incentives. As illustrated in the following charts, 90% of our Chairman & CEO’s target total compensation is performance-based, and approximately 80% of the target total compensation of our Named Executive Officers who are business unit CEOs is performance-based:

To sustain PepsiCo’s long-term performance, we establish financial goals that are generally set to meet our peer group’s 75th percentile performance, meaning the top 25% of peer companies. Our objective is to compensate at the 75th percentile relative to our peer group when we achieve performance at or above the 75th percentile of our peer group and to compensate below the 75th percentile if financial performance is below the peer group 75th percentile. To accomplish this objective, we annually review compensation (base salary, annual incentive awards and long-term incentive awards) compared to our peer group to set target total compensation levels for our executive officers between the peer group median and 75th percentile for similar positions. We then utilize variable pay incentives to award pay aligned with our performance.

Components of PepsiCo’s Compensation and Benefits Programs

The following table summarizes the five primary components of our compensation and benefit programs for executive officers. Each component is designed to align the interests of our executive officers with shareholders.

	Component	Type	Alignment with shareholder value creation
1	Base Salary	Fixed	Attract and retain executives Provide reasonable and market-competitive fixed pay
2	Annual Cash Incentive Awards	Performance-based	Drive company-wide, business unit and individual performance Focused on growing net revenue, profitability and cash flow as well as delivering strategic business imperatives
3	Long-Term Equity Incentive Awards	Performance-based

   Align executive officers’ interests with those of PepsiCo’s shareholders

   Motivate executive officers to deliver sustained long-term growth in PepsiCo’s stock price

   Size of awards based on business and individual performance and potential for future contributions

   Payout of PSUs based on achievement of Company performance objectives

4	Retirement Benefits	Fixed	Attract and retain executives Provide opportunity for financial security in retirement at market-competitive levels
5	Perquisites and Other Benefits	Fixed	Attract and retain executives Provide market-competitive benefits

1. Base Salary.    The relative levels of base salary for the executive officers are based on the underlying accountabilities and scope of responsibility of each position. The Compensation Committee annually reviews executive officer salaries and benchmarks them against data for similar positions among the peer group companies, at Fortune 100 companies and in Towers Watson executive compensation surveys. In addition, salaries are compared against internal positions to ensure equity and alignment of our pay within PepsiCo. The base salaries paid to our Named Executive Officers in 2010 are presented in the 2010 Summary Compensation Table.

The Compensation Committee approved the following base salary actions during 2010:

•

Ms. Nooyi’s base salary, which had not been increased since 2006, remained unchanged for 2010. Following a review of peer group data in November 2010, the Compensation Committee increased Ms. Nooyi’s annual base salary to $1,600,000 effective February 2011 to better align Ms. Nooyi’s base salary with the peer group median.

•

On February 21, 2010, the Compensation Committee increased Mr. Johnston’s annual base salary from $550,000 to $675,000 to recognize his promotion from EVP, Global Operations to Chief Financial Officer.

•

In connection with his appointment as CEO of Pepsi Beverages Company, the Compensation Committee approved a $1,000,000 annual base salary for Mr. Foss, which is equivalent to Mr. Foss’ former base salary as Chairman & CEO of PBG.

2. Annual Incentive Compensation.    We provide annual cash incentive opportunities to our executive officers under the shareholder-approved PepsiCo, Inc. Executive Incentive Compensation Plan (“EICP”). Awards granted under the EICP are designed to provide annual incentives to drive company-wide, business unit and individual performance.

Each executive officer’s target annual incentive opportunity (expressed as a percentage of base salary) is based on job responsibility, alignment with internal comparables and peer company market data. The potential payout ranges from 0% to 200% of a Named Executive Officer’s target annual incentive opportunity. If financial performance with respect to a specific measure is above or below target, actual payout will be above or below the target annual incentive opportunity.

When determining the actual annual incentive award payable to each executive officer, the Compensation Committee considers both business and individual performance. For our Chairman & CEO, performance is evaluated in a non-formulaic manner with no specific weighting given to any particular performance measure. For our other Named Executive Officers, business performance is weighted approximately two-thirds and individual performance is weighted approximately one-third, as illustrated by the following formula:

Business Performance Measures:    Our annual incentive plan utilizes business performance measures that executives directly influence to ensure a link between performance and actual incentive awards. The specific 2010 business performance measures used by the Compensation Committee are listed in the table below.

Name	Business Performance Measures
	Weighting	Top-line Metric[1]	Bottom-line Metric[1]	Cash Flow[2]
Ms. Nooyi	100% PepsiCo	Net Revenue	EPS	Cash Flow
Mr. Johnston[3]	50% PepsiCo	Net Revenue	EPS	Cash Flow
	50% North America Beverages	Net Revenue	NOPBT	Cash Flow
Mr. Foss	50% Pepsi Beverages Company	Net Revenue	NOPBT	Cash Flow
	50% PepsiCo Americas Beverages	Net Revenue	NOPBT	Cash Flow
Mr. Compton	100% PepsiCo Americas Foods	Net Revenue	NOPBT	Cash Flow
Mr. d’Amore	50% PepsiCo Beverages Americas	Net Revenue	NOPBT	Cash Flow
	50% PepsiCo Americas Beverages	Net Revenue	NOPBT	Cash Flow
Mr. Goodman	100% PepsiCo	Net Revenue	Net Income	Cash Flow

[1]

In order to ensure that ongoing performance measures are evaluated in a manner that accurately reflects the performance of the Named Executive Officers and the Company’s ongoing results, the Compensation Committee approved utilizing core constant currency EPS, core constant currency NOPBT, and constant currency net revenue for compensation purposes. Core results are non-GAAP financial measures that exclude the commodity mark-to-market net impact included in corporate unallocated expenses; merger and integration charges (including charges related to PBG, PAS and Wimm-Bill-Dann Foods OJSC (“WBD”)); restructuring and impairment charges; a one-time charge related to the change to hyperinflationary accounting and devaluation in Venezuela; an asset write-off for SAP software; a contribution to The PepsiCo Foundation, Inc.; interest expense incurred in connection with our debt repurchase; and, with respect to our PBG and PAS mergers, certain fair value adjustments to acquired inventory and the gain on previously held equity interests in PBG and PAS. Constant currency financial results assume constant foreign currency exchange rates are used for translation based on the rates in effect for the comparable prior-year period. In addition, core constant currency EPS growth is computed by adjusting core EPS growth by the after-tax foreign currency translation impact on core operating profit growth using PepsiCo’s core effective tax rate. These items are included when computing EPS growth, NOPBT growth, and net revenue growth in accordance with GAAP.

[2]	In order to ensure that cash flow growth measures are evaluated in a manner that accurately reflect the performance of the Named Executive Officer and the Company’s ongoing results, management operating cash flow growth excluding certain items was used in 2010 for compensation purposes. Management operating cash flow is net cash provided by operating activities less capital spending plus sales of property, plant and equipment. Management operating cash flow growth excluding certain items excludes discretionary pension and retiree medical contributions, restructuring payments in connection with our Productivity for Growth initiative, merger and integration payments in connection with our PBG, PAS and WBD acquisitions, a contribution to The PepsiCo Foundation, Inc., capital investments related to the bottling integration, interest paid related to our debt repurchase and the tax impacts associated with each of these items, as applicable.
[3]	Prior to becoming Chief Financial Officer, Mr. Johnston previously held the positions of EVP, Global Operations from November 2009 until March 2010 and President of Pepsi-Cola North America from November 2007 until November 2009. As described in the Risk Mitigation section on page 26, if an executive officer assumes a leadership position of a different business unit, the annual incentive award for the subsequent performance year is determined based 50% on performance measures for the prior business unit and 50% on performance measures for the current business unit or corporate position. As a result of Mr. Johnston’s 2009 Pepsi-Cola North America leadership position, 50% of his 2010 business performance measure is based on our North America beverages performance.

The business performance measures used in the annual incentive program relate to corporate-wide performance or business unit performance depending on the Named Executive Officer’s position and scope of responsibility. Business performance measures are equally weighted between a top-line metric and a bottom-line metric to ensure that executive officers are motivated to deliver profitable growth. In addition, the Company utilizes a cash flow growth target that has the potential to raise a Named Executive Officer’s Company business performance score. Cash flow is a key metric followed actively by key stakeholders and widely viewed as an indicator of the Company’s health.

Business Results:    Following the 2010 fiscal year-end, the Compensation Committee evaluated PepsiCo’s performance against the 2010 performance measures described above and determined each Named Executive Officer’s actual incentive award. In determining annual incentive awards for 2010, the Compensation Committee considered actual Company performance against the corresponding pre-established performance targets noted in the following table:

COMPANY PERFORMANCE MEASURES	2010 TARGET GROWTH	2010 ACTUAL GROWTH
PepsiCo Constant Currency Net Revenue	33%	33%
PepsiCo Core Constant Currency Net Income	14%	15%
PepsiCo Core Constant Currency EPS	11-13%	12%
PepsiCo Cash Flow	0%	23%

For Messrs. Johnston, Foss, Compton and d’Amore, business unit net revenue, NOPBT and cash flow targets are not disclosed because such disclosure would result in competitive harm to PepsiCo. These business unit targets were intended to be challenging. They were set at levels necessary to deliver PepsiCo’s 2010 core constant currency EPS guidance of 11% to 13% growth and were set after considering the following: anticipated competitor and retailer growth, the macroeconomic and consumer environment, and category trends derived from analyst projections and historic data. The fact that these business unit targets were challenging is demonstrated by the fact that, in the face of difficult macroeconomic conditions, PepsiCo’s EPS guidance assumed growth in all PepsiCo divisions and business units, including in challenging categories such as North American beverages that experienced declines in prior years. Consequently, Messrs. Foss, Compton and d’Amore were paid 2010 annual incentive awards below target levels.

Individual Performance Measures:    The Compensation Committee evaluates individual performance based on measures related to an individual’s contribution to PepsiCo’s strategic business imperatives, such as improving operating efficiencies and driving PepsiCo’s “Performance with Purpose”

priorities in the areas of human sustainability, environmental sustainability and talent sustainability. The strategic business imperatives are intended to be challenging. They can be both qualitative and quantitative and vary for each executive officer. The Compensation Committee gives no specific weighting to the various strategic imperatives and evaluates individual performance in a non-formulaic manner.

Individual Results:    The following table summarizes the actual annual incentive awards paid to the Named Executive Officers in March 2011 based on 2010 business and individual performance in the context of the target annual incentive opportunity and the potential range of payouts:

Name	Target Annual Incentive (% of Base Salary)	Range of Potential Payouts Based on Business & Individual Results ($)	Actual Annual Incentive Award ($)
Indra K. Nooyi	200%	0 - 5,200,000	3,000,000
Hugh F. Johnston	125%	0 - 1,687,500	966,010
Eric J. Foss	150%	0 - 3,000,000	1,404,000
John C. Compton	140%	0 - 2,408,000	1,021,230
Massimo F. d'Amore	140%	0 - 2,408,000	1,086,010
Richard A. Goodman	125%	0 - 1,625,000	855,400

3. Long-Term Equity Incentive Compensation.    Executive officers’ annual long-term equity incentives are comprised of stock options and PSUs that pay out only if pre-approved performance targets are achieved. The executive officer long-term incentive program is designed to deliver a mix of approximately 50% stock options and 50% PSUs based on a four-to-one option/PSU conversion ratio. Most of PepsiCo’s executives are provided with a choice of receiving their annual long-term incentive award in stock options, restricted stock units (“RSUs”), or a combination of stock options and RSUs. However, PepsiCo’s executive officers are not provided with this choice.

Target award levels for executive officers vary by position and are based on competitive benchmarking. Target award levels are expressed in dollars (rather than as a percent of base salary) and are set to approximate the peer group median. The actual size of awards can range from 0% to 150% of target and is determined for each executive officer based on business performance, individual performance and potential for future contributions to PepsiCo. Upon recommendation by the Compensation Committee, the independent members of the Board directly approve individual awards to executive officers.

3(a). Stock Options.    We believe that stock options represent performance-based compensation because they have no intrinsic value on the date of grant and they only deliver meaningful value if PepsiCo achieves sustained, long-term stock price growth. Subject to Compensation Committee and Board approval, executive officers receive annual grants of stock options that generally vest after three years of service and expire after ten years. No dividends or dividend equivalents are earned on stock option grants. The grant date fair value of stock options awarded to our Named Executive Officers in 2010 is presented under column (l) in the 2010 Grants of Plan-Based Awards Table.

3(b). Performance Stock Units (PSUs).    PSUs provide an opportunity for executive officers to earn shares of PepsiCo Common Stock if financial performance targets are met over each award’s performance period. The Compensation Committee sets the financial performance targets to be challenging and to achieve approximately the 75th percentile financial performance relative to the peer group. Financial targets for the PSUs have never been adjusted or reset, and management does not have the authority to do so. Executive officers earn dividend equivalents on their PSUs that are paid out in cash (without interest) only if and when the corresponding PSUs vest. The actual number of shares of PepsiCo Common Stock that are issued for each PSU award is determined based on actual performance against the performance targets:

•	At Target. When PepsiCo achieves financial performance targets over the PSU performance period, executive officers are eligible to receive the target number of shares subject to the award.

•

Below Target.    If PepsiCo performs below the financial performance target during the performance period, the number of shares earned for that performance period are proportionately reduced. Executive officers receive no shares if PepsiCo performs below a threshold level.

•

Above Target.    For the 2008 award, the number of shares earned cannot exceed the number of PSUs awarded, even if PepsiCo were to exceed the financial performance targets in any performance year. For the 2009, 2010 and 2011 awards, executives can earn a number of shares up to 125% of the PSUs granted if PepsiCo exceeds its performance targets.

Notwithstanding the attainment of the financial performance targets over the performance period, the Compensation Committee retains the right to reduce, but not increase, the size of the award that would otherwise be paid.

2008 and 2009 PSU awards utilize three annual EPS targets set by the Compensation Committee at the beginning of each year over the three-year performance period. The following table illustrates the 2008 and 2009 PSU awards:

(1)	Measured on a constant currency basis.
(2)	PepsiCo does not publicly disclose specific targets on a prospective basis due to potential competitive harm.

As illustrated in the above table, 83.3% of the PSUs awarded to executive officers in 2008 vested in February 2011 based on a 50% performance score for the 2008 performance year and a 100% performance score for both the 2009 and 2010 performance years. As a result, executive officers forfeited 16.7% of the 2008 PSUs awarded.

Name	2008 PSUs Granted	2008 PSUs Forfeited Due to EPS Non-Achievement	2008 PSUs Vested and Paid Out in Feb. 2011
Indra K. Nooyi	93,506	15,616	77,890
Hugh F. Johnston	12,156	2,031	10,125
Eric J. Foss*	N/A	N/A	N/A
John C. Compton	17,018	2,843	14,175
Massimo F. d'Amore	19,636	3,279	16,357
Richard A. Goodman	11,345	1,895	9,450

*	Mr. Foss did not receive a 2008 PSU award because he was not a PepsiCo employee at the time of grant.

Beginning with the PSUs awarded in 2010, the Compensation Committee established two equally weighted financial performance metrics to determine the number of PSUs that could be earned upon vesting:

-	2-year average core constant currency EPS growth

-	2-year average constant currency international net revenue growth as a multiple of North America net revenue growth

The Compensation Committee established the second performance metric to support the Company’s strategy of achieving high growth in emerging markets and to reflect PepsiCo’s ongoing expansion in global markets. The Compensation Committee also extended the performance period to two years in order to reward consistent performance with a third year of service-based vesting.

The following table illustrates the 2010 and 2011 PSU awards:

(1)	Measured on a constant currency basis.
(2)	PepsiCo does not publicly disclose specific targets on a prospective basis due to potential competitive harm.

3(c). Retention Awards.    The Board of Directors selectively awards retention equity awards to leaders who are critical to business continuity and growth. These awards may consist of stock options, RSUs or PSUs with vesting periods designed to facilitate retention through key business and/or career milestones. The awards have no value to the executive unless the executive remains employed with PepsiCo for the full vesting period, and the awards are cancelled if the executive terminates or retires.

On April 1, 2010, the Board granted to Mr. Foss a retention award of 37,594 PSUs with a grant date fair value of $2.5 million to support the Company’s goal of retaining Mr. Foss during the integration period and achieving bottler acquisition synergies. One half of the award may vest on the first anniversary of the acquisitions of PBG and PAS based on achievement of PepsiCo’s publicly disclosed 2010 synergy target of $150 million (but excluding Europe synergies, which are outside Mr. Foss’s purview) and the second half of the award may vest on the second anniversary of the acquisitions based on achievement of a pre-established cumulative synergy target for fiscal years 2010 and 2011. The number of shares earned would be reduced if PepsiCo performs below these synergy targets. Although the number of shares that vest on the first anniversary may be greater than 50% of the award if PepsiCo exceeds the 2010 synergy target, the total award does not provide an above-target payout opportunity. This means that the total number of shares earned cannot exceed the number of PSUs awarded even if PepsiCo exceeds the synergy targets for 2010 and 2011. For the portion of the award that vested in February 2011, Mr. Foss earned 55% of the total shares awarded based on PepsiCo’s achievement of above-target synergies during fiscal year 2010.

4. Retirement Programs.    The Company’s retirement programs are designed to facilitate the retirement of employees who have performed at PepsiCo over the long term. The Company maintains a qualified defined benefit pension plan for the majority of U.S. employees hired before January 1, 2011, and a non-qualified defined benefit pension plan, the Pension Equalization Plan, for those employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”). The Pension Equalization Plan provides for a benefit under the same benefit formula as provided under the qualified plan, but without regard to the IRS limits. The terms of these plans are essentially the same for all participating employees and are described in the narrative to the 2010 Pension Benefits Table. Our Named Executive Officers have accrued pension benefits under these plans. The Company does not provide any specially enhanced pension plan formulas or provisions that are limited to our Named Executive Officers.

Our Named Executive Officers participate in the same savings plan as provided to other U.S. employees. This program includes a Company match. The Company does not provide any special 401(k) benefits to our Named Executive Officers.

Certain legacy PBG and PAS salaried employees and salaried employees hired on or after January 1, 2011 are eligible to receive company-provided automatic retirement contributions under the PepsiCo Savings Plan equal to a percentage of eligible pay based on age and years of service. No Named Executive Officers are eligible for automatic retirement contributions.

Our Named Executive Officers are also eligible for retiree medical coverage on the same terms as our other employees. PepsiCo does not provide executive officers any special benefit plans such as executive life insurance.

5. Benefits and Perquisites

5(a). Benefits.    Executive officers generally receive the same healthcare benefits as other employees. U.S.-based medical benefits are the same for all participants in the Company’s healthcare program; however, our executive officers are required to pay twice as much as non-executive employees for their coverage. All of our employees, including executive officers, are eligible to participate in HealthyLiving, PepsiCo’s broad-based wellness program. HealthyLiving provides our employees with personal health coaching recommendations and encouragement to reach exercise, weight management, nutrition, smoking cessation and stress management goals.

5(b). Perquisites.    Consistent with our philosophy of making compensation primarily performance-based, we limit executive perquisites to a company car allowance, an annual physical and selective personal use of company aircraft and ground transportation. For Ms. Nooyi, the Compensation Committee has authorized personal use of the company aircraft and personal use of the Company’s ground transportation in lieu of a company car allowance. Ms. Nooyi’s use of a car and driver for commuting and business, as well as personal use of company aircraft, enhances security and personal safety and increases her time available for business purposes. Ms. Nooyi is fully responsible for any tax liability associated with these perquisites.

Personal use of company ground transportation and company aircraft is utilized by other executive officers on a limited and selective basis. Executives are fully responsible for their tax liability associated with any personal use of company ground transportation and company aircraft. All executive officers, other than Ms. Nooyi, must reimburse PepsiCo for the full variable operating cost of personal flights in excess of a certain number of hours per year as established by the Compensation Committee.

In addition to PepsiCo’s perquisites, Mr. Foss received financial advisory services in 2010 under a legacy PBG program, consistent with the treatment of all former PBG senior executives who remained with PepsiCo.

5(c). Change-in-Control Provisions.    All employees, including Named Executive Officers, and non-employee directors, are provided change-in-control protection for their equity awards under our shareholder-approved long-term incentive plans. For all grants in 2007 and thereafter, stock options vest and RSUs and PSUs are paid at target if the participant is terminated without cause or resigns for good reason within two years following a change-in-control of PepsiCo (i.e., “double trigger” vesting) or if the acquiring entity fails to assume the awards. We adopted “double trigger” vesting to ensure management talent would be available to assist in the successful integration following a change-in-control and to align with governance trends.

For all PepsiCo grants prior to 2007 and for legacy PBG grants assumed by PepsiCo as part of the acquisition of PBG, stock options vest and RSUs and PSUs are paid upon a change-in-control of PepsiCo. In the event a participant is terminated without cause within two years following the change-in-control or the participant’s stock options are adversely modified, the participant receives a payment up to the present value of these outstanding stock options at the time of such termination or modification calculated using the Black-Scholes formula.

Named Executive Officers are not eligible to receive any cash severance, continued health and welfare benefits, pension service credit, tax gross-ups or any other change-in-control benefits other than the change-in-control protections under our long-term incentive plans described above.

5(d). Executive Deferral.    Under the PepsiCo Executive Income Deferral Program, most U.S.-based executives can elect to defer up to 75% of their base salary and up to 100% of their annual cash incentive awards into phantom investment funds on a tax-deferred basis. Prior to 2004, stock option gains and performance-based long-term cash awards were also eligible for deferral. If stock options were deferred, they were required to have been exercised within one month of expiration and the gains were required to have been deferred into the PepsiCo Common Stock Fund.

Executives have the opportunity to invest their deferrals into market-based funds, including the PepsiCo Common Stock Fund and an investment fund that earns interest at 120% of the long-term applicable Federal rate. The executive deferral program does not guarantee a rate of return, and none of the funds provides “above market” earnings.

PepsiCo does not match an executive’s deferrals. The PepsiCo Executive Income Deferral Program is a non-qualified and unfunded program in which account balances are unsecured and at-risk. This means that the participants’ balances may be forfeited in the event of the Company’s bankruptcy. The narrative accompanying the 2010 Non-Qualified Deferred Compensation Table describes the executive deferral program’s material features.

Determining Chairman & CEO Compensation for 2010 Performance

Ms. Nooyi’s compensation is based on a pay-for-performance philosophy that is aligned with shareholder returns over the long-term. Consistent with this approach, 90% of Ms. Nooyi’s target total compensation is tied directly to the Company’s performance in the form of her annual and long-term incentive awards. Ms. Nooyi’s pay is targeted between the median and 75th percentile of peer companies, and Ms. Nooyi earns above-target pay only when PepsiCo delivers above-target performance.

Despite a macroeconomic environment that remained challenging, Ms. Nooyi delivered PepsiCo’s strong 2010 financial performance:

2010 Financial Performance
Core Constant Currency EPS Growth	Constant Currency Net Revenue Growth	Management Operating Cash Flow Growth
+12%	+33%	+23%

In addition, under Ms. Nooyi’s strategic direction, PepsiCo continued to evolve for long-term sustainable success. PepsiCo acquired and integrated our anchor bottlers, PBG and PAS, and created the Global Nutrition Group as part of our long-term strategy to grow our nutrition business from about $10 billion in 2010 revenues to $30 billion by 2020. In the areas of human and environmental sustainability, PepsiCo advanced work on our commitments to reduce salt, added sugar and saturated fats in our products and opened our greatest number of LEED Certified plants around the world. Additionally, PepsiCo’s acquisition of WBD will reposition PepsiCo as the largest food and beverage business in Russia. This strategic investment under Ms. Nooyi’s leadership significantly strengthens PepsiCo’s growth potential in both Eastern Europe and Central Asia.

The table below illustrates the compensation earned by Ms. Nooyi for the 2009 and 2010 performance years. This table is different than the disclosure in the 2010 Summary Compensation Table on page 42 because the long-term incentive award granted in 2011 for 2010 performance is reported in the table below as 2010 compensation and the long-term incentive award granted in 2010 for 2009 performance is reported in the table below as 2009 compensation. Consistent with the SEC requirements, the 2010 Summary Compensation Table reports these long-term incentive awards as compensation in the year they are granted, even though they relate to the prior year’s performance. This table is not intended to replace the 2010 Summary Compensation Table.

Performance Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
2010	1,300,000	0	6,249,986	3,231,374	3,000,000	2,143,083	224,302	16,148,745
2009	1,300,000	0	6,000,029	3,507,967	3,000,000	1,590,743	200,603	15,599,342

(1)	The stock award for the 2010 performance year, granted March 1, 2011, represents 98,039 PSUs that will vest on March 1, 2014. The stock award for the 2009 performance year, granted April 12, 2010, represents 90,226 PSUs that will vest on April 12, 2013. The awards were valued based on the full grant date fair value in accordance with accounting rules.

(2)	The option award for the 2010 performance year, granted March 1, 2011, represents 392,157 stock options with an exercise price of $63.75 that will vest on March 1, 2014. The option award for the 2009 performance year, granted April 12, 2010, represents 360,902 stock options with an exercise price of $66.50 that will vest on April 12, 2013. The option awards were valued based on the full grant date fair value in accordance with accounting rules.

Governance Features of our Executive Compensation Programs

Our compensation and benefit programs operate with the following governance features.

Stock Ownership.    Following a review of PepsiCo’s stock ownership guidelines in 2010, the Board of Directors revised our stock ownership guidelines for executive officers. Under these guidelines, executive officers are required to own shares of PepsiCo Common Stock equal to a specified multiple of their annual base salary. The levels applicable to executive officers range from between two and eight times annual base salary:

– CEO	8x annual base salary
– Business Unit CEOs	4x annual base salary
– All Other Executive Officers	2x annual base salary

Shares of PepsiCo Common Stock or equivalents held by the executive officer (or immediate family members), in the 401(k) plan, in a deferred compensation account, or in a trust for the benefit of immediate family members, count towards satisfying the requirement. Unexercised stock options and unvested PSUs and RSUs do not count towards satisfying the requirement.

Executive officers have five years from the date they first become subject to a particular level of stock ownership to meet the ownership requirement. All of our executive officers have met or are on track to meeting their ownership requirements within the five-year period. Executive officers who terminate or retire from PepsiCo are required to continue to hold 100% of the shares needed to meet the applicable level of stock ownership until at least six months after termination or retirement and to continue to hold at least 50% of the shares needed to meet the applicable level of stock ownership until at least eighteen months after termination or retirement.

Exercise and Hold Policy.    To ensure that our executive officers exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy in 2002. This policy limits the proceeds that an executive officer may receive in cash upon exercise of stock options during each calendar year to 20% of the aggregate value of all the executive officer’s in-the-money vested stock options as of February 1 of that year. Any proceeds in excess of this 20% limit must be held in shares of PepsiCo Common Stock for at least one year after the date of exercise. Executive officers who meet their stock ownership level are exempt from this requirement, as long as they continue to meet their ownership level.

Employment Contracts and Separation Agreements.    With the exception of Mr. Foss, none of our Named Executive Officers has an employment contract. Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the Named Executive Officer may terminate the employment relationship at any time. In some cases, the Compensation Committee or Board of Directors may agree to provide separation payments to departing executives upon their termination to obtain an extended non-compete, non-solicitation and non-disclosure agreement and a release of claims.

PepsiCo entered into a retention agreement with Mr. Foss, the former Chairman & CEO of PBG, in order to retain Mr. Foss as the CEO of Pepsi Beverages Company and to bring stability, strong leadership and valuable continuity to the integration of the North American beverage businesses. The agreement became effective upon completion of the acquisition of PBG and superseded Mr. Foss’ PBG retention agreement that had been approved by the Compensation and Management Development Committee of PBG’s Board of Directors. In exchange for this new PepsiCo retention agreement, Mr. Foss agreed to waive any rights to severance payments or benefits under his PBG retention agreement. Mr. Foss’ retention agreement has a two year term, unless sooner terminated by either PepsiCo or Mr. Foss. The retention agreement provides for, among other things, an annual base salary of not less than $1,000,000, a target annual incentive equal to 150% of his annual base salary and an annual equity award with a target aggregate value of not less than $2,100,000. The agreement also vested Mr. Foss’ PBG equity awards at the time of the acquisition of PBG that would otherwise have vested upon resignation or termination.

Clawback Provision.    Under the terms of our annual incentive plan, our long-term incentive plans and our executive deferral program, executive officers may be subject to financial consequences if they:

•	violate PepsiCo’s Worldwide Code of Conduct;

•	violate our non-compete, non-solicitation and non-disclosure policies;

•	engage in gross misconduct; or

•	cause or contribute to the need for an accounting adjustment to the Company’s financial results through gross negligence or misconduct.

If PepsiCo determines that an executive officer has committed any such violation, the executive officer will not be eligible for an annual incentive award, and our long-term incentive plans permit PepsiCo to cancel an executive’s outstanding equity awards, including both vested and unvested awards. In addition, our executive annual incentive plan, our long-term incentive plans and our executive deferral program also permit PepsiCo to recover awards previously paid out, gains from exercised stock options and vested RSUs and PSUs and gains earned on contributions to the executive deferral program.

Hedging.    Our insider trading policy prohibits executive officers from using any strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo Common Stock.

Trading Windows.    Executive officers can only purchase and sell PepsiCo Common Stock and exercise stock options during approved trading windows, which generally open two days after PepsiCo issues its quarterly earnings release. Trading windows typically close one month after the opening of the window.

Responsible Equity Grant Practices.    PepsiCo’s equity grant practices ensure all grants are made on fixed grant dates and at exercise prices or grant prices equal to the Fair Market Value of PepsiCo Common Stock on such dates.

•

Stock option and PSU grants are awarded under our shareholder-approved long-term incentive plans at “Fair Market Value,” defined as the average of the high and low stock prices rounded up to the nearest quarter on the date of grant. This formula mitigates the impact of our stock price’s intra-day volatility when setting the grant price of equity awards.

•	PepsiCo does not backdate, reprice or grant equity awards retroactively. Repricing of awards would require shareholder approval under our shareholder-approved long-term incentive plans.

•

Our annual grant was historically provided on the later of February 1st or the regularly scheduled January/February Board meeting. For the 2010 annual grant, the Compensation Committee set the annual grant as 45 calendar days after the acquisitions of PBG and PAS to ensure that all employees receive equity grants on a consistent date with a consistent grant price. Thus, on April 12, 2010, the Board granted stock options and PSUs to all executive officers with a grant price of $66.50 (the average of the low and high price on the date of grant, rounded up to the nearest quarter). Beginning with the 2011 award, annual long-term incentive grants will be provided on March 1st to harmonize the annual grant dates of the legacy PepsiCo, PBG and PAS companies.

Tax Considerations

In establishing total compensation for the executive officers, the Compensation Committee considers the effect of Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the Chief Executive Officer and the three other highest paid executive officers other than the Chief Financial Officer unless the compensation qualifies as performance-based. While the Compensation Committee generally seeks to preserve the deductibility of most compensation paid to executive officers, the primary objective of the compensation program is to support the Company’s business strategy. Thus, the Compensation Committee believes it should have flexibility in awarding compensation, even though some compensation awards may result in non-deductible compensation expenses.

PepsiCo expects that the executive compensation awarded in 2010 will have the following implications under Section 162(m):

•	Base salaries for all Named Executive Officers, except the Chairman & CEO, are fully deductible in 2010 as those salaries were at or under $1 million.

•

Annual incentive awards are paid based on achievement of performance measures under the shareholder-approved EICP. In order to ensure that annual incentive awards are deductible as performance-based under Section 162(m), the Compensation Committee set the maximum 2010 annual incentive award for all executive officers based on a scale that ranged from no award ($0) for no (0%) core constant currency EPS growth to a $9 million award opportunity for 12% core constant currency EPS growth. Based on PepsiCo’s 2010 actual core constant currency EPS growth of 12%, the maximum 2010 award for each executive officer was $9 million. The Compensation Committee then exercised its negative discretion in determining the amount of the actual incentive awards based on individual and Company performance measures as described beginning on page 31 of this Compensation Discussion & Analysis. The actual annual incentive awards are presented in the 2010 Summary Compensation Table. Because all actual incentive awards were less than the $9 million maximum award payable under the EICP, cash incentive awards are deductible as performance-based under Section 162(m).

•	Stock option awards were provided under the shareholder-approved 2007 Long-Term Incentive Plan and are deductible as performance-based under Section 162(m) at the time stock options are exercised.

•

PSU awards were provided under the shareholder-approved 2007 Long-Term Incentive Plan and are paid out based on achievement of performance measures established by the Compensation Committee. As a result, the PSU awards, including Mr. Foss’ retention PSU award, are intended to be fully deductible as performance-based under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010.

THE COMPENSATION COMMITTEE

ARTHUR C. MARTINEZ, CHAIRMAN SHONA L. BROWN VICTOR J. DZAU	RAY L. HUNT SHARON PERCY ROCKEFELLER DANIEL VASELLA

2010 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended December 25, 2010. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and certain other executive officers who were most highly compensated in fiscal year 2010 by reference to their total compensation in the table below (excluding amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column).

Name and Principal Position (a)	Year (b)	Salary ($)(3) (c)	Bonus ($)(4) (d)	Stock Awards ($)(5) (e)	Option Awards ($)(6) (f)	Non- Equity Incentive Plan Compen- sation ($)(7) (g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(8) (h)	All Other Compen- sation ($)(9) (i)	Total ($) (j)
Indra K. Nooyi	2010	1,300,000	0	6,000,029	3,507,967	3,000,000	2,143,083	224,302	16,175,381
Director; Chairman of the Board and Chief Executive Officer	2009 2008	1,300,000 1,300,000	0 0	6,000,024 6,428,538	3,676,980 4,382,569	3,000,000 2,600,000	1,590,743 1,409,032	200,603 206,594	15,768,350 16,326,733

Hugh F. Johnston (1)	2010	642,308	0	729,106	426,280	966,010	480,881	34,775	3,279,360
Chief Financial Officer

Eric J. Foss (1)	2010	846,154	0	7,885,843	3,409,230	1,404,000	2,031,912	116,423	15,693,562
Chief Executive Officer, Pepsi Beverages Company

John C. Compton	2010	860,000	0	1,469,983	859,452	1,021,230	1,067,593	78,957	5,357,215
Chief Executive Officer, PepsiCo Americas Foods	2009	860,000	0	1,260,022	772,163	1,270,220	705,837	53,226	4,921,468
	2008	860,000	0	1,169,988	803,676	1,268,399	657,570	137,063	4,896,696

Massimo F. d'Amore (2)	2010	860,000	0	1,469,983	859,452	1,086,010	889,280	60,982	5,225,707
Chief Executive Officer, PepsiCo Beverages Americas	2009	860,000	0	1,470,008	900,857	982,220	585,204	49,215	4,847,504

Richard A. Goodman (1)	2010	650,000	0	812,497	475,036	855,400	1,034,896	32,700	3,860,529
Executive Vice President,	2009	650,000	0	624,976	383,020	888,140	737,677	32,953	3,316,766
PepsiCo Global Operations (Former Chief Financial Officer)	2008	650,000	0	779,969	535,531	819,000	740,658	30,162	3,555,320

(1)	Mr. Johnston and Mr. Foss were not Named Executive Officers for 2009 and 2008. As a result, the 2010 Summary Compensation Table includes only their 2010 compensation information. In March 2010, Mr. Johnston was promoted to Chief Financial Officer succeeding Mr. Goodman and, on February 26, 2010, Mr. Foss became a PepsiCo employee and CEO of Pepsi Beverages Company in connection with PepsiCo’s acquisition of PBG. Therefore, Mr. Foss’ salary represents a pro-rated amount from February 26, 2010 to December 25, 2010.

(2)	Mr. d’Amore was not a Named Executive Officer for 2008. As a result, the 2010 Summary Compensation Table includes only his 2010 and 2009 compensation information.

(3)	Salary amounts reflect the actual base salary payments made to the Named Executive Officers in the relevant fiscal year.

(4)	“Bonus” refers to cash annual incentive payments that are not performance-based. In 2010, 2009 and 2008, no such payments were made to any Named Executive Officer, as all cash incentive payments were performance-based and are reflected in column (g) of the table above, labeled “Non-Equity Incentive Plan Compensation.”

(5)	The amounts reported for stock awards represent the full grant date fair value of the RSU and PSU awards granted in 2010, 2009 and 2008 calculated in accordance with the accounting rules on share-based payments. For Mr. Foss, the amount also includes the following:

•	$2.5 million retention PSU award as described on page 35 of this Proxy Statement;

•

Approximately $3.92 million additional expense related to the accelerated vesting of his legacy PBG RSU awards converted into PepsiCo RSUs at PepsiCo’s acquisition of PBG in accordance with the terms of his retention agreement.

The amounts reported in this column assume target-level performance for the PSU awards. Prior to the 2009 PSU award, the maximum and the target numbers for the PSU awards were the same because the number of PSUs earned could not be increased above target even if PepsiCo were to exceed the financial performance targets. Beginning with the 2009 PSU award, if PepsiCo were to exceed its performance targets, the number of PSUs earned could be increased up to 125% of the number of PSUs granted.

The following table reflects the grant date fair value of the PSU awards assuming that the 2010 PSUs are paid out at the target as well as at the maximum 125% level except for Mr. Foss’ $2.5 million retention award, which will not be increased above target even if the performance targets are exceeded:

	Value of PSU Award ($)
Name	At Target Level	At Maximum 125% Level
Indra K. Nooyi	6,000,029	7,500,036
Hugh F. Johnston	729,106	911,383
Eric J. Foss	1,469,983	1,837,479
	2,500,001	2,500,001
John C. Compton	1,469,983	1,837,479
Massimo F. d'Amore	1,469,983	1,837,479
Richard A. Goodman	812,497	1,015,621

For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the PSUs and RSUs reported in column (e), please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year.

(6)	The amounts reported for option awards represent the full grant date fair value of the stock option awards granted in 2010, 2009 and 2008 calculated in accordance with the accounting rules on share-based payments. For Mr. Foss, the amount also includes approximately $2.55 million additional expense related to the accelerated vesting of his legacy PBG stock option awards converted into PepsiCo stock options at PepsiCo’s acquisition of PBG in accordance with the terms of his retention agreement.

For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the option awards reported in column (f), please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the applicable fiscal year.

(7)	As described in the Annual Incentive Compensation section of the Compensation Discussion and Analysis of this Proxy Statement, the amounts reported in column (g) reflect compensation earned for performance under the annual incentive compensation program for that year, paid in March of the subsequent year.

(8)	The amounts reported reflect the aggregate change in the actuarial present value of each Named Executive Officer’s accumulated benefit under the defined benefit pension plans in which he or she participates. The change in pension value reflects changes in age, service and earnings during 2010 and the effect of a change in the discount rate from 6.11% on December 28, 2009 to 5.68% on December 23, 2010 used to determine the present value. During 2010, 2009 and 2008, PepsiCo did not pay above-market or preferential rates on non-qualified deferred compensation.

(9)	The following table provides detail for the amounts reported in column (i) for 2010 for each Named Executive Officer:

Name	Personal Use of Company Aircraft (A)($)	Personal Use of Ground Transpor- tation (A)($)	Car Allowance (B)($)	401(k) Company Matching Contribu- tions ($)	Miscel- laneous (C)($)	Total All Other Compen- sation ($)
Indra K. Nooyi	182,637	32,235	0	7,350	2,080	224,302
Hugh F. Johnston	0	0	25,350	8,250	1,175	34,775
Eric J. Foss	68,637	0	21,255	9,577	16,954	116,423
John C. Compton	45,357	0	25,350	8,250	0	78,957
Massimo F. d'Amore	25,830	0	25,350	0	9,802	60,982
Richard A. Goodman	0	0	25,350	7,350	0	32,700

(A)	Personal use of Company aircraft and ground transportation is valued based on the aggregate incremental cost to the Company. For this purpose, the Company has calculated the aggregate incremental cost based on the variable operating costs that were incurred as a result of personal use of the aircraft (such as fuel, maintenance, landing fees and crew expenses) or ground transportation (such as fuel and the driver’s compensation). The Named Executive Officers are fully responsible for all personal income taxes associated with any personal use of aircraft and ground transportation.

Personal use of Company aircraft is provided to Ms. Nooyi under the recommendation of a security study. Ms. Nooyi’s use of Company aircraft is required and enhances security and personal safety. Personal use of the Company aircraft by the Named Executive Officers increases their time available for business purposes.

Beginning in 2009, executive officers other than the Chairman & CEO must reimburse PepsiCo for the full variable operating cost of personal flights in excess of a certain number of hours per year as established by the Compensation Committee.

(B)	The Compensation Committee has authorized personal use of the Company’s ground transportation in lieu of a company car allowance for Ms. Nooyi. Ms. Nooyi’s use of a car and driver for commuting and business enhances security and personal safety and increases her time available for business purposes.

(C)	For Mr. Foss, this amount represents financial advisory services under the legacy PBG program, consistent with the treatment of all former PBG senior executives who remained with PepsiCo.

2010 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of stock options, PSUs, and RSUs and target annual cash incentive opportunities provided to Named Executive Officers in 2010. Stock option and PSU awards granted in 2010, which are included in the following table, recognized 2009 performance. Details on PepsiCo’s annual and long-term incentive programs are described in the Compensation Discussion and Analysis.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)(4)				All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Awards: Number of Securities Underlying Options (2)(3)(4) (#)(j)	Exercise or Base Price of Option Awards ($/ Sh) (7) (k)	Grant Date Fair Value of Stock and Option Awards ($) (8) (l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)		Maximum (#)(h)

Indra K. Nooyi	—	0	2,600,000	5,200,000	—	—		—	—	—	—	—
	4/12/2010	—	—	—	0	90,226		112,783	—	—	—	6,000,029
	4/12/2010	—	—	—	—	—		—	—	360,902	$66.50	3,507,967
Hugh F. Johnston	—	0	843,750	1,687,500	—	—		—	—	—	—	—
	4/12/2010	—	—	—	0	10,964		13,705	—	—	—	729,106
	4/12/2010	—	—	—	—	—		—	—	43,856	$66.50	426,280
Eric J. Foss	—	0	1,500,000	3,000,000	—	—		—	—	—	—	—
	4/1/2010	—	—	—	0	37,594	(5)	37,594	—	—	—	2,500,001
	4/12/2010	—	—	—	0	22,105	(6)	27,631	—	—	—	1,469,983
	4/12/2010	—	—	—	—	—		—	—	88,421	$66.50	859,452
John C. Compton	—	0	1,204,000	2,408,000	—	—		—	—	—	—	—
	4/12/2010	—	—	—	0	22,105		27,631	—	—	—	1,469,983
	4/12/2010	—	—	—	—	—		—	—	88,421	$66.50	859,452
Massimo F. d'Amore	—	0	1,204,000	2,408,000	—	—		—	—	—	—	—
	4/12/2010	—	—	—	0	22,105		27,631	—	—	—	1,469,983
	4/12/2010	—	—	—	—	—		—	—	88,421	$66.50	859,452
Richard A. Goodman	—	0	812,500	1,625,000	—	—		—	—	—	—	—
	4/12/2010	—	—	—	0	12,218		15,273	—	—	—	812,497
	4/12/2010	—	—	—	—	—		—	—	48,872	$66.50	475,036

(1)	The amounts reported reflect the potential range of 2010 annual cash incentive awards under the shareholder-approved PepsiCo, Inc. Executive Incentive Compensation Plan, as described in the Compensation Discussion and Analysis of this Proxy Statement.

(2)	The amounts reported reflect the 2010 long-term equity incentive awards under the shareholder-approved PepsiCo, Inc. 2007 Long-term Incentive Plan. Prior to 2010, the annual stock option, PSU, and RSU awards were granted on the later of February 1, 2010 or the date of Board’s regularly scheduled January/February meeting at which the awards were approved. In 2010, the annual grant date was delayed until April 12, 2010, which was 45 days after the closing of the acquisitions of PBG and PAS, to enable executives from all three organizations to receive their awards from PepsiCo on the same date. Beginning in 2011, the grant date for annual long-term incentive awards is scheduled for March 1 of each year, subject to approval by the Compensation Committee.

(3)	The actual number of shares of PepsiCo Common Stock that are earned for each 2010 PSU award is determined based on the level of achievement of the pre-established financial performance targets over the two-year performance period. If PepsiCo performs below the pre-established financial performance targets, the number of PSUs earned will be reduced below the target number. The amounts reported in the “target” column reflect the number of PSUs that will be paid out if the financial performance targets are achieved at 100%, and the amounts reported in the “maximum” column reflect the maximum number of PSUs that will be paid out if the performance targets are exceeded.

Except for Mr. Foss’ PSU award described in footnotes 5 and 6 below, the PSUs earned will vest and be paid out in shares of PepsiCo Common Stock on the third anniversary of the grant date subject to pro rata vesting upon retirement between age 55 and 61 and full vesting upon retirement at age 62 and older. Ms. Nooyi and Mr. d’Amore are currently eligible for pro rata vesting and Mr. Goodman is eligible for full vesting. Any PSUs that vest upon retirement would still remain subject to achievement of the performance targets over the full two-year performance period. Additional details are described in the PSUs section of the Compensation Discussion and Analysis of this Proxy Statement.

(4)	In February 2011, the Compensation Committee approved the award of stock options and PSUs to the Named Executive Officers in consideration of their 2010 performance with a March 1, 2011 grant date:

	2011 PSUs Granted		2011 Options Granted
Name	Shares(#)	($)(A)	Shares(#)	($)(B)
Indra K. Nooyi	98,039	6,249,986	392,157	3,231,374
Hugh F. Johnston	17,569	1,120,024	70,275	579,066
Eric J. Foss	19,765	1,260,019	79,059	651,446
John C. Compton	19,765	1,260,019	79,059	651,446
Massimo F. d'Amore	16,471	1,050,026	65,882	542,868
Richard A. Goodman	9,804	625,005	39,216	323,140

(A)	The amounts reported reflect the target value of PSUs that was granted to each Named Executive Officer on March 1, 2011.

(B)	The amounts reported are calculated in accordance with the accounting rules on share-based payments. The assumptions used in calculating the grant date fair value of the stock option awards are: option term – 7 years, volatility – 15.33%, risk free rate – 2.82% and dividend yield – 2.90%.

(5)	The amount reported reflects a retention PSU award. Fifty-five percent of this award vested in February 2011 and the remaining portion vests in February 2012 based on achievement of the synergy targets for the acquisitions of PBG and PAS. If Mr. Foss is terminated by the Company without cause or resigns prior to February 26, 2012, the portion of his PSUs that are otherwise earned based on achievement of the synergy targets will be prorated.

(6)	Pursuant to the terms of his retention agreement, Mr. Foss’ 2010 annual PSU award will vest and be paid out in shares of PepsiCo Common Stock on the second anniversary of the grant date based on PepsiCo’s level of achievement of the pre-established financial performance targets over the two-year performance period and based on his continued employed with PepsiCo through the vesting date. If Mr. Foss’s employment is terminated without cause or he resigns prior to February 26, 2012, which is the second anniversary of the acquisition of PBG, a pro rata portion of the award will vest, though these vested PSUs would still remain subject to achievement of the financial performance targets over the full two-year performance period.

(7)	PepsiCo’s stock option exercise price equals the average of the low and high stock prices on the April 12, 2010 grant date, rounded up to the next highest quarter, in order to mitigate the impact of the intra-day stock price volatility on the exercise price. On April 12, 2010, PepsiCo’s closing stock price of $66.32 was below the exercise price of $66.50. The 2010 stock option awards granted to all the Named Executive Officers besides Mr. Foss vest on the third anniversary of the grant date, subject to pro rata vesting upon retirement between ages 55 and 61 and full vesting upon retirement at age 62 or older. Ms. Nooyi and Mr. d’Amore are currently eligible for pro rata vesting and Mr. Goodman is eligible for full vesting. Pursuant to the terms of his retention agreement, Mr. Foss’ 2010 stock option award will vest on the second anniversary of the grant date, subject to pro rata vesting if his employment is terminated without cause or he resigns prior to February, 26, 2012. All of the stock option awards have a term of ten years.

(8)	The amounts reported represent the full grant date fair value of all PSUs and stock options granted to Named Executive Officers in 2010 calculated in accordance with the accounting rules on share-based payments. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the PSUs reported, please see Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010. The assumptions used in calculating the grant date fair value of the stock option awards are: option term – 7 years, volatility – 15.61%, risk free rate – 3.29% and dividend yield – 2.80%.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table lists all outstanding stock option, PSU and RSU awards as of December 25, 2010 for the Named Executive Officers. Details on the material terms and conditions of the equity awards reported in this table are described in the Long-Term Equity Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 33 of this Proxy Statement. No stock options, PSUs or RSUs granted to a Named Executive Officer have been transferred to any other person, trust or entity.

	Option Awards (1)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price($) (d)	Option Grant Date (e)	Option Vesting Date (f)	Option Expiration Date (g)
Indra K. Nooyi			360,902		66.50	04/12/10	04/12/13	04/11/20
			452,830		53.00	02/06/09	02/01/12	01/31/19
			374,899		68.75	02/01/08	02/01/11	01/31/18
	304,220				65.00	02/02/07	02/01/10	01/31/17
			375,000	(3)	45.51	07/26/01	07/26/11	07/25/16
	72,705				57.50	02/03/06	02/01/09	01/31/16
	77,777				53.75	02/01/05	02/01/08	01/31/15
	88,444				47.25	02/01/04	02/01/07	01/31/14
	188,550				39.75	02/01/03	02/01/06	01/31/13
	46,829	(2)			39.75	02/01/03	02/01/03	01/31/13
	143,238				50.00	02/01/02	02/01/05	01/31/12
	32,694	(2)			50.00	02/01/02	02/01/02	01/31/12
Hugh F. Johnston			43,856		66.50	04/12/10	04/12/13	04/11/20
			46,561		53.00	02/06/09	02/01/12	01/31/19
			49,052		68.75	02/01/08	02/01/11	01/31/18
	45,025				65.00	02/02/07	02/01/10	01/31/17
	360				57.50	02/03/06	02/01/09	01/31/16
	385				53.75	02/01/05	02/01/08	01/31/15
	55,464				47.25	02/01/04	02/01/07	01/31/14
	56,365				39.75	02/01/03	02/01/06	01/31/13
	76,894				51.50	04/01/02	04/01/05	03/31/12
Eric J. Foss			88,421	(4)	66.50	04/12/10	04/12/12	04/11/20
			245,585	(5)	47.08	10/02/08	02/26/10	10/01/18
			89,868	(5)	55.92	03/01/08	02/26/10	02/28/18
			40,599	(5)	50.25	03/01/07	02/26/10	02/28/17
			122,972	(5)	55.01	07/24/06	02/26/10	07/23/16
John C. Compton			88,421		66.50	04/12/10	04/12/13	04/11/20
			95,094		53.00	02/06/09	02/01/12	01/31/19
			68,749		68.75	02/01/08	02/01/11	01/31/18
	83,792				65.00	02/02/07	02/01/10	01/31/17
			150,000	(3)	41.50	07/18/02	07/18/12	07/17/17
	51,124				57.50	02/03/06	02/01/09	01/31/16
	47,799				53.75	02/01/05	02/01/08	01/31/15
	150,000	(3)			39.50	07/29/99	07/29/09	07/28/14
	42,629				47.25	02/01/04	02/01/07	01/31/14
	108,590				39.75	02/01/03	02/01/06	01/31/13
	150,000	(3)			41.50	07/18/02	07/18/07	07/17/12
	76,100				50.00	02/01/02	02/01/05	01/31/12
Massimo F. d'Amore			88,421		66.50	04/12/10	04/12/13	04/11/20
			110,943		53.00	02/06/09	02/01/12	01/31/19
			79,221		68.75	02/01/08	02/01/11	01/31/18
	8,318				65.00	02/02/07	02/01/10	01/31/17
	9,403				57.50	02/03/06	02/01/09	01/31/16
	14,897				53.75	02/01/05	02/01/08	01/31/15
	45,000	(3)			45.25	09/22/00	09/22/10	09/21/15
Richard A. Goodman			48,872		66.50	04/12/10	04/12/13	04/11/20
			47,170		53.00	02/06/09	02/01/12	01/31/19
			45,811		68.75	02/01/08	02/01/11	01/31/18
	41,597				65.00	02/02/07	02/01/10	01/31/17
	360				57.50	02/03/06	02/01/09	01/31/16
	385				53.75	02/01/05	02/01/08	01/31/15
	55,464				47.25	02/01/04	02/01/07	01/31/14
	73,857				39.75	02/01/03	02/01/06	01/31/13
	7,601	(2)			39.75	02/01/03	02/01/03	01/31/13
	25,260				50.00	02/01/02	02/01/05	01/31/12

Stock Awards (1)(6)
Number of Shares of Units of Stock that Have Not Vested (#) (h)		Grant Date (i)	Vesting Date (j)	Market Value of Shares or Units of Stock that Have Not Vested ($) (k)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (7) (#) (l)		Grant Date (m)	Vesting Date (n)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (o)
					90,226		04/12/10	04/12/13	5,926,946
					113,208		02/06/09	02/01/12	7,436,634
					77,890		02/01/08	02/01/11	5,116,594

17,167	(3)	05/03/06	05/03/12	1,127,700	10,964		04/12/10	04/12/13	720,225
					11,640		02/06/09	02/01/12	764,632
					10,126		02/01/08	02/01/11	665,177

					22,105	(4)	04/12/10	04/12/12	1,452,077
					18,797	(8)	04/01/10	02/26/12	1,234,775
					18,797	(8)	04/01/10	02/26/11	1,234,775

48,193	(3)	11/17/06	11/17/14	3,165,798	22,105		04/12/10	04/12/13	1,452,077
					23,774		02/06/09	02/01/12	1,561,714
					14,176		02/01/08	02/01/11	931,221

16,064	(3)	11/17/06	11/17/12	1,055,244	22,105		04/12/10	04/12/13	1,452,077
					27,736		02/06/09	02/01/12	1,821,978
					16,357		02/01/08	02/01/11	1,074,491

					12,218		04/12/10	04/12/13	802,600
					11,792		02/06/09	02/01/12	774,616
					9,450		02/01/08	02/01/11	620,771

(1)	With the exception of the awards discussed in footnotes (2), (3), (4), (5) and (8) below, each of the stock option, PSU, and RSU awards listed in the table vests three years after the grant date subject to continued service with PepsiCo through the vesting date and, in the case of PSUs, achievement of applicable performance targets. Each of the awards that are not retention awards would vest pro-rata at retirement between ages 55 and 61 and would vest in full at retirement at age 62 or older. Any PSUs that vest upon retirement would still remain subject to achievement of applicable performance targets.

(2)	These stock options were fully vested on the grant date as they were granted after achieving certain company business metrics.

(3)	These retention stock option and RSU awards were designed to retain key leaders who are critical to business continuity and growth. The vesting periods of these retention awards vary by individual and were designed to facilitate retention through key business and career milestones. The awards are cancelled if the Named Executive Officer’s employment terminates or he or she retires prior to the end of the vesting period.

(4)	Pursuant to the terms of his retention agreement, Mr. Foss’ 2010 annual PSU and stock option awards will vest on the second anniversary of the grant date, subject to pro rata vesting if his employment is terminated without cause or he resigns prior to February, 26, 2012, which is the second anniversary of the acquisition of PBG. The vested PSUs will remain subject to achievement of the financial performance targets over the full two-year performance period.

(5)	The reported awards reflect Mr. Foss’ legacy PBG awards that were converted into PepsiCo awards in connection with PepsiCo’s acquisition of PBG.

(6)	The market value of unvested RSUs and PSUs reflected in columns (k) and (o) have been valued by multiplying the number of unvested RSUs and PSUs reflected in columns (h) and (l) by $65.69, PepsiCo’s closing stock price on December 23, 2010, the last trading day of the 2010 fiscal year.

(7)	The reported awards reflect grants of PSUs that will vest and pay out based on the achievement of financial performance targets during a three-year performance period for the 2009 and 2008 awards and a two-year performance period for the 2010 awards and require that the Named Executive Officer continues to provide service to PepsiCo through the end of a three-year vesting period. Executives vest in a pro-rata portion of the award at retirement between ages 55 and 61 and vest in full at retirement at age 62 or older. Ms. Nooyi and Mr. d’Amore are currently eligible for pro rata vesting and Mr. Goodman is eligible for full vesting. Any PSUs that vest upon retirement would remain subject to achievement of applicable performance targets. For the 2010 and 2009 awards, the number of PSUs displayed in column (l) reflects 100% of the target number of PSUs awarded. For the 2008 awards, the number of PSUs displayed in column (l) reflects 83.3% of the target number of PSUs awarded because the Compensation Committee certified that executive officers had forfeited 50% of first third of the PSUs granted in 2008. For additional details please see the Performance Stock Units (PSUs) section of the Compensation Discussion and Analysis and the 2010 Grants of Plan-Based Awards table of this Proxy Statement.

(8)	The reported awards reflect Mr. Foss’ retention PSU award as described on page 35 of this Proxy Statement.

2010 OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise (3) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (3) ($) (e)
Indra K. Nooyi	572,293	11,250,919	63,161	3,851,242

Hugh F. Johnston	0	0	9,282	565,970

Eric J. Foss	245,980	8,169,906	255,296	15,892,177

John C. Compton	82,185	1,882,768	49,429	3,110,477

Massimo F. d'Amore	80,000	1,631,543	13,000	781,755

Richard A. Goodman	82,334	1,606,457	8,568	522,434

(1)	All stock option exercises during 2010 were executed in a manner consistent with PepsiCo’s Exercise and Hold Policy, which is described on page 39 of this Proxy Statement. The amounts reported for Mr. Foss reflect legacy PBG awards that were converted into PepsiCo awards and that fully vested at PepsiCo’s acquisition of PBG in accordance with the terms of his retention agreement.

(2)

The following table lists details of the PSU and RSU awards that vested in 2010 for the Named Executive Officers. The last column includes dividend equivalent amounts earned as a result of the PSUs and RSUs that vested in 2010 and were paid out in cash. The dividend equivalent amounts are not included in the above table. The PSUs vested on February 1, 2010 based upon the level of achievement of the pre-established EPS growth targets for each year in the three-year performance period. A detailed overview of PSUs is provided in the PSUs section of the Compensation Discussion and Analysis of this Proxy Statement.

Name	Type		Grant Date	Payout Date	Number of Shares Granted (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Dividend Equivalent Paid ($)
Indra K. Nooyi	PSU		2/2/2007	2/1/2010	75,824	63,161	3,851,242	306,331
Hugh F. Johnston	PSU		2/2/2007	2/1/2010	11,143	9,282	565,970	45,018
Eric J. Foss	PSU	(A)	10/7/2005	2/26/2010	80,861	80,861	5,033,597	299,209
Eric J. Foss	PSU	(A)	3/1/2007	2/26/2010	41,698	41,698	2,595,701	163,282
Eric J. Foss	PSU	(A)	3/1/2008	2/26/2010	46,839	46,839	2,915,728	137,448
Eric J. Foss	PSU	(A)	3/1/2009	2/26/2010	85,898	85,898	5,347,151	122,446
John C. Compton	PSU		2/2/2007	2/1/2010	20,769	17,301	1,054,928	83,910
John C. Compton	RSU	(B)	11/17/2006	11/17/2010	32,128	32,128	2,055,549	210,760
Massimo F. d'Amore	RSU		2/2/2007	2/1/2010	13,000	13,000	781,755	63,050
Richard A. Goodman	PSU		2/2/2007	2/1/2010	10,286	8,568	522,434	41,555

(A)	The amounts reported for Mr. Foss reflect legacy PBG awards that were converted into PepsiCo awards and that fully vested at PepsiCo’s acquisition of PBG in accordance with the terms of his retention agreement.

(B)	The amount reported reflects a retention RSU award. This award is designed to facilitate retention of executive officers through key business and career milestones.

(3)	The value realized on exercise of stock options is equal to the amount per share at which the Named Executive Officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the stock options times the number of shares acquired on exercise of the stock options. The value realized on vesting of stock awards is equal to the average of the high and low market prices of PepsiCo Common Stock on the date of vesting times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

2010 PENSION BENEFITS

The PepsiCo Salaried Employees Retirement Plan

The PepsiCo Salaried Employees Retirement Plan (“Salaried Plan”), which is a qualified defined benefit pension plan under the Internal Revenue Code, provides retirement benefits to eligible U.S. salaried employees of the Company hired prior to January 1, 2011. The Named Executive Officers were each hired prior to January 1, 2011 and participate in the Salaried Plan. Mr. Foss participated in the PBG Salaried Employees Retirement Plan prior to its merger into the Salaried Plan in June 2010. Benefits for the Named Executive Officers are determined using the same formula as for other employees. Named Executive Officers receive no additional years of credited service or other enhancements in determining their benefits that are not available to other employees.

Normal retirement benefits under the Salaried Plan are payable at age 65 with five years of service. Unreduced early retirement benefits are payable as early as age 62 with 10 years of service. Reduced early retirement benefits are payable as early as age 55 with 10 years of service and are determined by reducing the normal retirement benefit by 4% for each year prior to age 62. Currently, Ms. Nooyi, Mr. d’Amore and Mr. Goodman have met the eligibility requirements for early retirement.

Upon retirement, pension plan benefits are payable as a single life annuity, a single lump sum distribution, a joint and survivor annuity, or a 10-year certain annuity. The value of the single life annuity beginning at a Named Executive Officer’s normal retirement date is determined by the following basic formula:

•	3% for each year of service up to 10 years, plus 1% for each year of service in excess of 10, multiplied by the executive’s highest consecutive five-year average monthly earnings;

•

reduced by 0.43% of the executive’s highest consecutive five-year average monthly earnings up to his or her monthly Social Security Covered Compensation, multiplied by the executive’s years of service up to 35.

Pensionable earnings include base salary and annual incentive compensation. Awards of stock options, PSUs and RSUs are not considered when determining pension benefits.

All Salaried Plan participants, including Named Executive Officers, who become disabled after 10 years of service and remain disabled until retirement will receive service credit under the pension plan for their period of disability. All Salaried Plan participants, including Named Executive Officers, are entitled to the following benefits if they die before payments are scheduled to begin:

•	The spouse of an employee who is retirement-eligible is entitled to a pension equal to survivor benefit under the 50% joint and survivor annuity option.

•

All employees who are retirement-eligible are also entitled to a one-time payment equal to the lump sum benefit accrued at death, offset by the value of any surviving spouse’s pension that might be payable. (This special death benefit is paid by the Company; it is not an accrued benefit payable from the Salaried Plan.)

A participant with five or more years of service who terminates employment prior to attaining age 55 and completing 10 years of service is entitled to a deferred vested pension benefit. The deferred vested benefit is equal to the basic formula amount calculated using the potential years of credited service had the participant remained employed to age 65 prorated by a fraction, the numerator of which is the participant’s credited years of service at termination of employment and the denominator of which is the participant’s potential years of credited service had the participant remained employed to age 65. Deferred vested benefits are payable commencing at age 65. However, a participant may elect to commence benefits as early as age 55 on an actuarially reduced basis to reflect the longer payment period.

Under the terms of his retention agreement, if Mr. Foss’ employment is terminated or he voluntarily resigns during the two-year period following the acquisition of PBG, Mr. Foss, who is 52, will be eligible for a special lump sum early retirement benefit based on the difference between the pension benefit determined by applying the Salaried Plan’s standard early retirement benefit formula and the pension benefit determined by applying the Salaried Plan’s standard deferred vested benefit formula otherwise applicable to participants who terminate prior to attaining age 55 and completing 10 years of service.

Pension Equalization Plans

The PepsiCo Pension Equalization Plan (“PEP”) is an unfunded, non-qualified defined benefit pension plan that restores benefits that may not be paid from the Salaried Plan due to limitations imposed by the Internal Revenue Code on qualified plan compensation or benefits. PEP benefits are payable to any salaried employee whose Salaried Plan benefits are affected by these limits other than legacy PBG employees such as Mr. Foss. The PEP benefit is equal to the Salaried Plan benefit (as determined without regard to the Internal Revenue Code’s limitations on compensation and benefits) less the actual benefit payable under the Salaried Plan. Generally, for benefits accrued and vested on or before December 31, 2004, a participant’s PEP benefit is payable under the same terms and conditions of the Salaried Plan. Benefits accrued and vested under the PEP after December 31, 2004 are paid in the form of a single lump sum distribution upon retirement. Deferred vested benefits accrued or vested under the PEP after December 31, 2004 are automatically paid in the form of an annuity at the later of age 55 or termination of employment. Distributions to “specified employees”, as described under Section 409A of the Internal Revenue Code, payable upon termination or retirement are delayed six months after termination or retirement to comply with Section 409A of the Internal Revenue Code.

Mr. Foss participates in the PBG Pension Equalization Plan. The PBG Pension Equalization Plan is an unfunded, non-qualified defined benefit pension plan assumed by PepsiCo in connection with the acquisition of PBG. Like the PEP, the PBG Pension Equalization Plan restores benefits that may not be paid from the Salaried Plan to legacy PBG employees due to limitations imposed by the Internal Revenue Code on qualified plan compensation or benefits. Generally, for benefits accrued and vested on or before December 31, 2004, a participant’s PBG Pension Equalization Plan benefit is payable under the same terms and conditions of the Salaried Plan. Benefits accrued and vested after December 31, 2004 are paid in the form of a single lump sum distribution upon retirement or termination of employment, subject to a six-month delay for specified employees to comply with Section 409A of the Internal Revenue Code.

The present value of the accumulated retirement benefits reported in column (d) of the following 2010 Pension Benefits table represents the accumulated benefit obligation for benefits earned to date, based on age, service and earnings through the plan’s measurement date of December 2010.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($)(1) (d)	Payments During Last Fiscal Year ($) (e)
Indra K. Nooyi	PepsiCo Salaried Employees Retirement Plan	16.7	532,661	0
	PepsiCo Pension Equalization Plan		9,378,354	0

Hugh F. Johnston	PepsiCo Salaried Employees Retirement Plan	20.8	402,604	0
	PepsiCo Pension Equalization Plan		1,668,695	0

Eric J. Foss (2)	PepsiCo Salaried Employees Retirement Plan	26.8	599,842	0
	PBG Pension Equalization Plan	28.6	6,859,942	0

John C. Compton	PepsiCo Salaried Employees Retirement Plan	27.5	536,786	0
	PepsiCo Pension Equalization Plan		4,388,571	0

Massimo F. d'Amore	PepsiCo Salaried Employees Retirement Plan	15.9	515,079	0
	PepsiCo Pension Equalization Plan		2,629,875	0

Richard A. Goodman	PepsiCo Salaried Employees Retirement Plan	17.0	975,666	0
	PepsiCo Pension Equalization Plan		4,198,510	0

(1)	These amounts have been calculated using actuarial methods and assumptions (as shown below) in the fiscal year-end valuation under the guidance on employers’ accounting for pensions with the assumption, required by the Securities and Exchange Commission’s disclosure rules, that each Named Executive Officer remains in service until retiring at the earliest date when unreduced retirement benefits are available (i.e., age 62 or older and still employed):

•	Discount rate of 5.7%; and

•	Benefits will be converted to lump sums based on the following interest rates in effect at retirement: 5.8% in 2011 and 6.0% in 2012.

(2)	Consistent with the treatment of all other legacy PBG employees, Mr. Foss’ years of credited service reflect his service with PBG prior to the acquisition.

2010 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the deferred compensation balances of the Named Executive Officers under PepsiCo’s executive income deferral program. These balances represent compensation that Named Executive Officers previously earned and chose to defer into the executive income deferral program.

The executive income deferral program is a non-qualified and unfunded program. This means that PepsiCo does not set aside funds for the program in a trust or otherwise and that a participant’s balances may be lost in the event of the Company’s bankruptcy. Under the current terms of the program, eligible executives may elect to defer up to 75% of base salary and 100% of annual incentive compensation. At the time of election to defer, executives are required to choose to receive future payments on either a specific date or upon separation from service. Executives earn a return based on investments in the phantom funds selected by the executives (listed in footnote (2) below) from a line up of phantom funds made available by the Company. The Company does not provide a matching contribution on any deferrals or guarantee a return.

Payouts from the program are made in cash and may be received as a lump sum or in installments (quarterly, semi-annually or annually) over a period up to 20 years. Notwithstanding a participant’s payment election, deferrals made after 2000 are paid in a lump sum at the time of separation from service in cases in which separation (other than retirement) occurs prior to the elected payment date. Payments of deferrals made after 2004 to executives who are specified employees under Section 409A of the Internal Revenue Code are delayed six months following separation from service. Executives have one opportunity to voluntarily delay their original payment date, provided payment of amounts subject to Section 409A of the Internal Revenue Code is delayed for at least five years. For additional detail on PepsiCo’s executive income deferral program, refer to the Executive Deferral section of the Compensation Discussion and Analysis of this Proxy Statement.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (1) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year- End ($) (2) (f)

Indra K. Nooyi	0	0	834,219	1,786,326	10,431,521

Hugh F. Johston	0	0	123,383	39,021	1,048,898

Eric J. Foss (3)	0	0	200,566	0	3,949,085

John C. Compton	0	0	255,055	0	2,684,395

Massimo F. d'Amore	0	0	0	0	0

Richard A. Goodman	0	0	75,177	0	1,630,275

(1)	During 2010, 2009 and 2008, PepsiCo did not provide above-market or preferential rates. As a result, the earnings on non-qualified deferred compensation are not included in the 2010 Summary Compensation Table.

(2)	Deferral balances of Named Executive Officers were invested in the following phantom funds in 2010 which earned the following rates of return: (i) PepsiCo Common Stock Fund: 10.41%, (ii) Defined AFR Fund: 4.67%, (iii) Fidelity Equity Income Fund: 15.13%, (iv) Large Cap Equity Index Fund: 14.33%.

(3)	Mr. Foss’ deferred compensation balance is governed by the terms of PBG’s executive income deferral program assumed by PepsiCo in connection with the acquisition of PBG. PBG’s executive income deferral program provides the same phantom funds and payout options as PepsiCo’s executive income deferral program. No new deferrals can be made into PBG’s executive income deferral program.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Termination of Employment/Retirement

None of our Named Executive Officers, except for Mr. Foss, has any arrangement that provides for severance payments or benefits.

In the event a Named Executive Officer retires, terminates or resigns from PepsiCo for any reason as of the fiscal year-end, he or she would be entitled to:

•	the pension benefit disclosed in column (d) of the 2010 Pension Benefits table of this Proxy Statement; and

•	the non-qualified deferred compensation balance disclosed in column (f) of the 2010 Non-Qualified Deferred Compensation table of this Proxy Statement.

Our Named Executive Officers’ unvested annual long-term incentive awards vest on a pro-rata basis upon retirement between ages 55 and 61 and fully vest upon death, disability or retirement on or after age 62. In order to be retirement eligible, an executive must be at least age 55 with 10 or more years of service or at least age 65 with five or more years of service. For retention awards, no accelerated vesting occurs upon retirement and only a pro-rata portion would have accelerated vesting in the event of death or long-term disability. Even after vesting, PSUs remain subject to achievement of pre-established performance targets. Mr. Foss’ retention agreement includes special terms governing his 2010 annual long-term incentive award and 2010 retention award that are described below.

The following table sets forth, for each active Named Executive Officer, the value of the unvested stock options, PSUs, RSUs and accrued dividend equivalents on PSUs and RSUs that would vest and would be forfeited if his or her employment terminated on December 23, 2010, the last business day of the 2010 fiscal year, due to termination without cause, retirement, death or long-term disability:

	Termination/Retirement ($ in millions) (1)		Death/Long-Term Disability ($ in millions) (1)
Name	Vest	Forfeit	Vest	Forfeit
Indra K. Nooyi	15.6	17.1	16.7	0.4
Hugh F. Johnston	0.0	4.1	3.8	0.3
Eric J. Foss (2)	1.7	2.3	1.5	2.5
John C. Compton	0.0	12.5	10.2	2.3
Massimo F. d'Amore	3.4	3.5	3.1	0.4
Richard A. Goodman	2.9	0.0	0.0	0.0

(1)	The stock options, PSUs and RSUs were valued at a price of $65.69, PepsiCo’s closing stock price on December 23, 2010, the last trading day of the 2010 fiscal year. Amounts do not include the value of vested stock options that have already been earned. For a list of vested stock options that have already been earned, see the 2010 Outstanding Equity Awards at Fiscal Year-End table of this Proxy Statement.

(2)	As described below, the amounts shown for Mr. Foss in the Termination/Retirement columns reflect the pro rata vesting of his 2010 retention award and 2010 annual long-term incentive award upon his termination by PepsiCo without cause. Mr. Foss would not be entitled to any vesting of these awards upon a December 23, 2010 retirement. The amounts shown for Mr. Foss in the Death/Long-Term Disability columns reflect the full vesting of his 2010 annual long-term incentive award upon death or long-term disability. Mr. Foss would not be entitled to any vesting of his 2010 retention award based upon a December 23, 2010 death or long-term disability.

In connection with PepsiCo’s acquisition of PBG, the Company entered into a retention agreement with Mr. Foss, who was PBG’s Chairman & CEO, to retain Mr. Foss’ services as CEO of Pepsi Beverages Company. Mr. Foss’ retention agreement replaced his PBG retention agreement and provides the following benefits if his employment is terminated or he resigns during the two-year period following the February 26, 2010 acquisition of PBG:

•	a lump-sum cash severance payment equal to two times the sum of (a) his base salary in effect on the date of termination and (b) the target annual bonus for the year of termination, increased by interest at a rate equal to 120% of the applicable Federal long-term rate from the date of the acquisition until the severance payment due date;

•	a prorated target annual bonus for the year of termination;

•

pro rata vesting of his 2010 retention award, subject to achievement of the applicable PSU performance targets, if his employment is terminated by PepsiCo without cause prior to the second anniversary of the acquisition of PBG or his employment is terminated as a result of resignation, death or long-term disability between the first and second anniversary of the acquisition of PBG;

•

pro rata vesting of his 2010 annual long-term incentive award if his employment is terminated by PepsiCo without cause prior to the second anniversary of the acquisition of PBG or he resigns between the first and second anniversary of the acquisition of PBG, and full vesting of his 2010 annual long-term incentive award if his employment terminates as a result of death or long-term disability prior to the second anniversary of the acquisition of PBG, in each case subject to achievement of the applicable PSU performance targets;

•

reimbursement for the cost of continued medical, dental and vision coverage for up to 24 months from termination if his employment terminates other than as a result of death or disability (this benefit will cease upon employment by another employer);

•	reimbursement up to $50,000 for the cost of outplacement services if his employment terminates other than as a result of death or disability; and

•

early retirement benefits, consisting of a lump-sum cash payment based on standard early retirement benefit formulas under the retirement plans, retiree medical coverage and retiree life insurance coverage.

In addition to the equity that would vest upon separation as specified in the table above, Mr. Foss would be entitled to the following severance benefits under his retention agreement assuming his employment was terminated or he resigned on December 23, 2010:

Termination Scenario	Lump Sum Cash Severance ($)	Prorated Target Bonus ($)	Reimbursement for Medical, Dental and Vision Coverage ($)	Reimbursement for Outplacement Services ($)	Value of Enhanced Early Retirement Benefits ($)(1)
Termination/ Resignation	5,199,317	1,487,671	41,118	50,000	5,955,000
Death/Long-Term Disability	5,199,317	1,487,671	0	0	5,522,000

(1)	Mr. Foss would receive $5.5 million under this benefit in the event his employment terminates as a result of disability and a nominal amount as a result of death.

In order to obtain severance benefits under his retention agreement, Mr. Foss must first execute a separation agreement with PepsiCo that includes a waiver and release of any and all claims against the Company. The retention agreement also provides that, for two years following termination, he will not compete with the Pepsi Beverages Company business, solicit or hire any employee of PepsiCo or its affiliates, solicit any customer or prospective customer of PepsiCo or its affiliates or interfere with any relationship between PepsiCo or its affiliates and customers or prospective customers.

Change-in-Control

All equity awards granted by PepsiCo prior to 2007 and all legacy PBG awards assumed by PepsiCo in connection with the acquisition of PBG vest upon a change-in-control of PepsiCo, and, if the employee is terminated without cause within two years thereafter, the employee will receive a payment up to the present value of such outstanding stock options at the time of such event calculated using the Black-Scholes formula. For all grants beginning in 2007, PepsiCo implemented “double trigger” vesting. This means that unvested stock options and RSUs only vest if the participant is terminated without cause or resigns for good reason within two years following a change-in-control of PepsiCo or if the acquirer fails to assume or replace the outstanding awards.

The following table shows for each Named Executive Officer:

•	the value of stock options, PSUs, RSUs and accrued dividend equivalents on PSUs and RSUs that would vest upon a change-in-control of PepsiCo without termination of employment;

•

the incremental value of the stock options, PSUs, RSUs and accrued dividend equivalents on PSUs and RSUs that would vest upon a Named Executive Officer’s termination without cause or resignation for good reason at the time of the change-in-control plus the excess of the Black-Scholes value above the intrinsic value of already vested stock options that would become payable at that time; and

•	the total change-in-control benefit that would result from a qualifying termination upon a change-in-control, which equals the sum of columns (i) and (ii).

	Change-in-Control ($ in millions)
	(i)	(ii)	(iii)
Name	Total Benefit: Change-in- Control Only (1)	Incremental Benefits: Qualifying Termination upon Change-in- Control (2)	Total Benefit: Qualifying Termination upon Change-in-Control ((i) plus (ii)) (2)
Indra K. Nooyi	7.6	9.5	17.1
Hugh F. Johnston	1.3	2.8	4.1
Eric J. Foss (2)	0.0	2.3	2.3
John C. Compton	7.1	5.4	12.5
Massimo F. d'Amore	1.2	2.3	3.5
Richard A. Goodman	0.0	0.0	0.0

(1)	The amounts reported in this column assume that the change-in-control occurred on December 23, 2010, the last business day of the 2010 fiscal year. The stock options, PSUs and RSUs were valued based on PepsiCo’s $65.69 closing stock price on December 23, 2010. All PSU awards were valued at target in accordance with the terms of the long- term incentive plan. The amounts do not include vested stock options that have already been earned due to continued service. For a list of vested stock options that have already been earned, please see the 2010 Outstanding Equity Awards at Fiscal Year-End table of this Proxy Statement.

(2)	The amounts reported in this column assume that both the change-in-control and termination occurred on December 23, 2010, the last business day of the 2010 fiscal year. The stock options, PSUs and RSUs were valued based on PepsiCo’s $65.69 closing stock price on December 23, 2010. In addition, vested and unvested stock options granted by PepsiCo prior to 2007 and legacy PBG stock options assumed by PepsiCo include the excess of the Black-Scholes value above the intrinsic value. The Black-Scholes value of the pre-2007 stock options is calculated using assumptions for the calculation of the compensation expense in accordance with the accounting guidance on share-based payments as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010. Amounts do not include vested stock options that have already been earned due to continued service other than the excess of the Black-Scholes value above the intrinsic value on vested stock options granted prior to 2007. For a list of vested stock options that have already been earned, please see the 2010 Outstanding Equity Awards at Fiscal Year-End table of this Proxy Statement.

2010 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving as directors. Non-employee directors are compensated for their service on the Board as described below.

Annual Compensation.    On October 1, 2010, all active non-employee directors received an annual cash retainer of $100,000 and an annual equity award of $150,000. To reflect their additional responsibilities, the Nominating Committee chair received an additional $30,000 annual cash retainer, the Audit Committee chair and the Compensation Committee chair each received an additional $40,000 annual cash retainer and the Presiding Director received an additional $50,000 annual cash retainer.

Directors may elect to defer their cash retainer into phantom units of PepsiCo Common Stock that are payable at the end of the deferral period selected by the directors. The $150,000 annual equity award consists of phantom units of PepsiCo Common Stock that are payable on the first day of the calendar quarter following the first anniversary of the director’s retirement or resignation from PepsiCo’s Board of Directors. The number of phantom units of PepsiCo Common Stock granted to each director on October 1, 2010 was determined by dividing the $150,000 equity award value by the closing price of PepsiCo Common Stock on the date of grant, which was $67.00. As such, each active director was granted 2,239 phantom units. Each phantom unit represents the right to receive one share of PepsiCo Common Stock and dividend equivalents. Dividend equivalents are reinvested in additional phantom units.

Directors are reimbursed for expenses incurred to attend Board and committee meetings. Directors do not receive any meeting fees. Directors do not have a retirement plan or receive any benefits such as life or medical insurance. Directors do receive business travel and accident insurance coverage. Directors are eligible for PepsiCo Foundation gifts to charity and matching of charitable contributions, both of which are generally available to all PepsiCo employees.

Initial Share Grant.    Each newly appointed non-employee director receives a one-time grant of 1,000 shares of PepsiCo Common Stock when he or she joins the Board. These shares are immediately vested but must be held until the director leaves the Board.

Governance Features.    Our compensation program for non-employee directors operates with the following governance features which are similar to programs for executive officers as described beginning on page 38 of the Compensation Discussion and Analysis section of this Proxy Statement:

Stock Ownership.    To reinforce our ownership philosophy, non-employee directors are currently required to own shares of PepsiCo Common Stock equal to $500,000 (five times the annual cash retainer). Shares or phantom units of PepsiCo Common Stock held directly by the non-employee director (or immediate family members), in the director’s deferred compensation account, or in a trust for the benefit of immediate family members count towards satisfying the requirement. Unexercised stock options do not count towards satisfying the requirement.

Non-employee directors have five years from their appointment to meet their ownership requirement. All of our non-employee directors have met or are on track to meet their ownership requirement within the five-year period.

Exercise and Hold Policy.    To ensure that non-employee directors exhibit a strong commitment to PepsiCo share ownership, the Board of Directors adopted an Exercise and Hold Policy. This policy limits the aggregate amount of proceeds that a director may receive in cash upon exercise of stock options during each calendar year to 20% of the aggregate value of all the director’s in-the-money vested stock options as of February 1 of that year. Any proceeds in excess of this 20% limit must be held in shares of PepsiCo Common Stock for at least one year after the date of exercise. This 20% limit is applied to the proceeds remaining after payment of taxes and the exercise price for the stock option. The Exercise and Hold Policy for directors is suspended once ownership guidelines are met.

Clawback Provision.    Under the terms of our long-term incentive plans, non-employee directors who violate PepsiCo’s Worldwide Code of Conduct, who violate our non-compete, non-solicitation and non-disclosure policies or who engage in gross misconduct may be subject to financial consequences. Our long-term incentive plans permit PepsiCo to cancel a non-employee director’s outstanding equity awards if PepsiCo determines that the non-employee director has committed any such violation. The long-term incentive plans also permit PepsiCo to claw back all gains from exercised stock options and vested RSUs received within the 12 months preceding the violation.

Hedging.    Our insider trading policy prohibits non-employee directors from using any strategies or products (e.g., derivative securities or short-selling techniques) to hedge against the potential changes in the value of PepsiCo Common Stock.

Trading Windows.    Non-employee directors can only purchase and sell shares of PepsiCo Common Stock and exercise stock options during approved trading windows.

2010 Non-Employee Director Compensation.    The following table summarizes the compensation of the non-employee directors for the fiscal year ended December 25, 2010.

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	Non-Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compen- sation ($)(4) (g)	Total($) (h)
Shona L. Brown	100,000	150,000	0	0	0	20,000	270,000

Ian M. Cook	100,000	150,000	0	0	0	0	250,000

Dina Dublon	140,000	150,000	0	0	0	10,000	300,000

Victor J. Dzau	100,000	150,000	0	0	0	10,000	260,000

Ray L. Hunt	130,000	150,000	0	0	0	0	280,000

Alberto Ibargüen	100,000	150,000	0	0	0	0	250,000

Arthur C. Martinez	140,000	150,000	0	0	0	20,000	310,000

Sharon P. Rockefeller	100,000	150,000	0	0	0	0	250,000

James J. Schiro	150,000	150,000	0	0	0	0	300,000

Lloyd G. Trotter	100,000	150,000	0	0	0	0	250,000

Daniel Vasella	100,000	150,000	0	0	0	0	250,000

(1)	In 2010, the following directors elected to defer cash compensation into PepsiCo’s director deferral program: Dr. Dzau, Mr. Trotter and Dr. Vasella deferred their $100,000 retainer into 1,493 phantom stock units; Mr. Hunt deferred his $130,000 retainer into 1,940 phantom stock units; and Mr. Schiro deferred his $150,000 retainer into 2,239 phantom stock units.

(2)	The amounts reported for stock awards in column (c) represent the full grant date fair value of the phantom stock units granted in 2010 calculated in accordance with the accounting rules on share-based payments.

(3)	Prior to 2007, the directors’ annual equity award included stock options and RSUs. Beginning in 2007, the directors’ annual equity award consists solely of phantom stock units. The number of vested and unvested stock options held by each non-employee director at fiscal year-end 2010 is shown below:

Name	Number of Vested Options	Number of Unvested Options
Shona L. Brown	0	0
Ian M. Cook	0	0
Dina Dublon	7,958	0
Victor J. Dzau	6,588	0
Ray L. Hunt	0	0
Alberto Ibargüen	6,588	0
Arthur C. Martinez	13,040	0
Sharon P. Rockefeller	19,285	0
James J. Schiro	29,447	0
Lloyd G. Trotter	0	0
Daniel Vasella	23,457	0

(4)	The amounts reported in this column include PepsiCo Foundation matching gift contributions. PepsiCo Foundation matching gift contributions are available to all full-time PepsiCo employees, PepsiCo retirees, PepsiCo non-employee directors and spouses of eligible individuals. Under the matching gift program, The PepsiCo Foundation matches cash or stock donations to recognized tax-exempt organizations, with PepsiCo Foundation annual contributions capped at $10,000, or $20,000 if an eligible individual provides significant and continuous ongoing volunteer services to a tax-exempt organization in addition to his or her financial contribution.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER

EQUITY COMPENSATION PLANS

The following table provides information as of December 25, 2010 with respect to the shares of PepsiCo Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)	92,596,883	(2)	$56.86	(6)	154,151,412	(3)
Equity compensation plans not approved by security holders (4)	13,254,564		$44.08	(6)	—

Total (5)	105,851,447		$55.10	(6)	154,151,412

(1)	Includes the 2007 Long-Term Incentive Plan (the “2007 Plan”), the 2003 Long-Term Incentive Plan (the “2003 Plan”) and the 1994 Long-Term Incentive Plan.

(2)	This amount includes 9,365,962 PSUs and RSUs that, if and when vested, will be settled in shares of PepsiCo Common Stock.

(3)	The shareholder-approved 2007 Plan is the only equity compensation plan under which PepsiCo currently issues equity awards. As of May 2, 2007, the 2007 Plan superseded the Company’s prior plan, the shareholder-approved 2003 Plan, and no further awards were made under the 2003 Plan. The 2007 Plan permits the award of stock options, stock appreciation rights, restricted and unrestricted shares, restricted stock units and performance shares and units. The 2007 Plan authorizes a number of shares for issuance equal to 195,000,000 plus the number of shares underlying awards under the Company’s prior equity compensation plans that are cancelled or expire after May 2, 2007 without delivery of shares. Under the 2007 Plan, any stock option granted reduces the available number of shares on a one-to-one basis, any restricted stock unit or other full value award granted before May 5, 2010 reduces the available number of shares on a one-to-one basis and any restricted stock unit or other full value award granted on or after May 5, 2010 reduces the available number of shares on a one-to-three basis.

(4)	Includes the 1995 Stock Option Incentive Plan, the SharePower Stock Option Plan and the Director Stock Plan, each of which is described below.

(5)	The table does not include information for equity compensation plans assumed by PepsiCo in connection with PepsiCo’s merger with The Quaker Oats Company in 2001 and acquisitions of PBG and PAS in 2010.
•

As of December 25, 2010, 28,497 shares of PepsiCo Common Stock, which are related to awards issued under the Quaker Oats plans prior to the merger, have been deferred and will be issued in the future. No additional options or other awards may be granted under the Quaker Oats plans.

•

In connection with our acquisition of PBG in 2010, outstanding PBG stock options and RSUs previously granted under the PBG plans were converted into 13,430,343 stock options and 2,753,025 RSUs. These amounts are included in the number of stock options and RSUs granted during 2010 in Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010. As of December 25, 2010, 9,375,772 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding stock options granted under the PBG plans prior to the acquisition of PBG at a weighted average exercise price of $43.81 and an additional 1,296,198 shares of PepsiCo Common Stock related to RSU awards issued under the PBG plans prior to the acquisition of PBG. No additional stock options or other awards may be granted under the PBG plans.

•

In connection with our acquisition of PAS in 2010, outstanding stock options previously granted under the PAS plans were converted into 395,916 stock options. These amounts are included in the number of stock options granted during 2010 in Note 6 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010. As of December 25, 2010, 341,210 shares of PepsiCo Common Stock were issuable upon the exercise of outstanding stock options granted under the PAS plans prior to the acquisition of PAS at a weighted average exercise price of $31.10. No additional stock options or other awards may be granted under the PAS plans.

(6)	Weighted average exercise price of outstanding options only.

Material Features of Plans Not Approved by Shareholders

1995 Stock Option Incentive Plan (the “1995 Plan”). The 1995 Plan was adopted by the Board of Directors on July 27, 1995. Under the 1995 Plan, stock options were granted to middle management employees generally based on a multiple of base salary. 1995 Plan stock options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. 1995 Plan stock options generally become exercisable at the end of three years and have a ten-year term. At year-end 2010, stock options covering 7,561,272 shares of PepsiCo Common Stock were outstanding under the 1995 Plan. As of May 7, 2003, no further awards were made under the 1995 Plan. The 1995 Plan is included as Exhibit 10.14 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

SharePower Stock Option Plan (the “SharePower Plan”). The SharePower Plan was adopted by the Board of Directors on July 1, 1989. Under the SharePower Plan, stock options were generally granted each year to virtually all of our full-time employees based on a formula tied to annual earnings and tenure. Each year, the Board of Directors authorized the number of shares required to grant stock options under the SharePower formula. SharePower stock options were granted with an exercise price equal to the fair market value of PepsiCo Common Stock on the date of grant. SharePower stock options generally become exercisable after three years and have a ten-year term. At year-end 2010, stock options covering 5,602,206 shares of PepsiCo Common Stock were outstanding under the SharePower Plan. As of May 7, 2003, no further awards were made under the SharePower Plan and it was superseded by the 2003 LTIP. The SharePower Plan is included as Exhibit 10.13 in our 2002 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 7, 2003.

Director Stock Plan. The Director Stock Plan was adopted by the disinterested members of the Board of Directors on July 28, 1988. Under the Director Stock Plan, stock options were granted and shares of PepsiCo Common Stock were issued to non-management directors. Stock options granted under the Director Stock Plan were immediately exercisable and have a ten-year term. As of year-end 2010, stock options covering 91,086 shares of PepsiCo Common Stock were outstanding under the Director Stock Plan. As of May 7, 2003, no further awards were made under the Director Stock Plan and it was superseded by the 2003 LTIP. The Director Stock Plan is included as Exhibit 4.3 in Post-Effective Amendment No. 6 to the Form S-8 related to such plan, filed with the Securities and Exchange Commission on September 4, 2002.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROXY ITEM NO. 2)

We are asking shareholders to cast an advisory vote on the compensation of our Named Executive Officers disclosed in the Executive Compensation section of this Proxy Statement. While this vote is non-binding, PepsiCo values the opinions of shareholders and will consider the outcome of the vote when making future compensation decisions.

We believe that PepsiCo’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by tying a significant portion of their compensation to PepsiCo’s performance and by providing a competitive level of compensation needed to recruit, retain and motivate talented executives critical to PepsiCo’s long-term success.

•

2010 cash incentive awards were tied to strong operating results. The majority of our Named Executive Officers’ target cash compensation is based on business and individual performance under our annual incentive plan. For 2010, the Named Executive Officers’ annual incentive awards were paid out, on average, at target. This reflected PepsiCo’s financial results inclusive of our acquisitions of PBG and PAS: 12% core constant currency EPS growth, 33% constant currency net revenue growth and 23% growth in management operating cash flow, excluding certain items.

•

Strong 2010 financial results growth drove performance stock unit payouts. The most significant element of our Named Executive Officers’ target total compensation is long-term equity incentive awards, consisting equally of stock options and performance stock units (“PSUs”). Stock options represent performance-based compensation because they only deliver meaningful value to executives if PepsiCo delivers sustained, long-term stock price growth for shareholders. The payout for PSUs depends upon the Company’s performance against pre-established financial targets. For 2010, PepsiCo achieved its core constant currency EPS target of 11% to 13% growth and, consequently, the PSUs awarded in 2008 were paid out in February 2011 at 83.3% of target based on 100% performance achievement in 2010 and 2009 and 50% performance achievement in 2008.

•

We minimize compensation not tied to performance. PepsiCo does not guarantee bonuses or long-term incentive awards. Base salary is the smallest part of our Named Executive Officers’ target total compensation, comprising 10% of our CEO’s 2010 target total compensation. PepsiCo does not guarantee severance for any executive officers, except for Eric J. Foss. Mr. Foss, the former CEO of PBG, is eligible for severance benefits under his retention agreement that was implemented to ensure his leadership through the critical bottler integration and that provides substantially the same severance he was otherwise entitled to from PBG. Pensions for our Named Executive Officers are determined based on the same formula that applies to all eligible salaried employees. PepsiCo offers limited perquisites and does not provide tax gross-up payments on compensation to executive officers.

•

Compensation is underpinned by strong governance features. PepsiCo has a clawback policy that allows us to recoup incentive awards if, for example, the financial results on which the awards are based are adjusted due to the executive’s gross negligence or misconduct. We require executive officers to hold a significant amount of PepsiCo Common Stock — eight times base salary for our CEO — and require executive officers to continue to maintain 100% of their stock ownership requirement for six months after termination and 50% of their stock ownership requirement for 18 months after termination. PepsiCo’s executive compensation is set by our Compensation Committee composed entirely of independent directors and advised by its external consultant which is prohibited from undertaking any work with PepsiCo management.

We are asking our shareholders to vote FOR, in a non-binding vote, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K on pages 24 to 55 in the Proxy Statement for the 2011 Annual Meeting of Shareholders.

The Board of Directors recommends that shareholders vote “FOR” the compensation of our Named Executive Officers.

ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROXY ITEM NO. 3)

We are asking shareholders to recommend, in a non-binding vote, whether the advisory shareholder vote on the compensation of our Named Executive Officers should occur every one, two or three years. While this vote is non-binding, PepsiCo values the opinions of shareholders and will consider the outcome of the vote when considering the frequency of future advisory shareholder votes on executive compensation.

We believe a three-year frequency for the advisory shareholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•

We believe the best way for shareholders to evaluate PepsiCo’s performance is over a three-year period because our executive compensation programs are designed to motivate and reward sustainable long-term performance. A three-year time horizon will provide shareholders with a long-term view of whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, shareholders can compare compensation and performance trends since the last shareholder advisory vote.

•

We continuously evaluate our executive compensation programs and make prudent changes when necessary to ensure alignment with shareholder interests. This is demonstrated by the fact that, beginning with the 2010 long-term incentive award, our

Compensation Committee introduced a new PSU performance metric tied to international net revenue growth in order to support PepsiCo’s strategic objective of achieving high growth in emerging markets. A triennial vote will provide the Compensation Committee sufficient time to thoughtfully consider shareholder views, implement prudent changes and evaluate the success of those changes.

•

Shareholders can provide PepsiCo their views on executive compensation matters during the interval between shareholder advisory votes. PepsiCo welcomes and regularly solicits shareholder input on our executive compensation matters, and shareholders are able to reach out directly to our Compensation Committee at www.pepsico.com to express their views on executive compensation. PepsiCo also seeks shareholder approval for long-term incentive programs and cash incentive plans every few years.

•

Executive compensation is set by our Compensation Committee composed entirely of independent directors, and our executive compensation programs are underpinned by strong governance features, including a compensation clawback policy and stock ownership requirements. This ensures that executive compensation continues to align appropriately with long-term shareholder interests and the Company’s performance in years no shareholder advisory vote is presented.

The Board of Directors recommends that shareholders vote “THREE YEARS” with respect to how frequently a non-binding shareholder vote on the compensation of our named executive officers should occur.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROXY ITEM NO. 4)

The Audit Committee has appointed KPMG LLP (“KPMG”) as PepsiCo’s independent registered public accountants for fiscal year 2011, subject to ratification by shareholders. KPMG has served as PepsiCo’s independent registered public accountants since 1990.

Representatives of KPMG will be available to answer appropriate questions at the Annual Meeting and are free to make statements during the meeting.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of KPMG as PepsiCo’s independent registered public accountants for fiscal year 2011.

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO IMPLEMENT MAJORITY VOTE STANDARD IN UNCONTESTED ELECTIONS OF DIRECTORS

(PROXY ITEM NO. 5)

The Board of Directors recommends that shareholders approve an amendment to PepsiCo’s Articles of Incorporation to implement a majority voting standard for the election of directors in uncontested elections.

The North Carolina Business Corporation Act (the “Act”) provides that, unless otherwise specified in a company’s articles of incorporation, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. PepsiCo’s Articles of Incorporation do not specify the voting standard required in director elections, so PepsiCo directors are currently elected by a plurality vote. Under plurality voting, only “for” votes are counted, not any “against” votes or abstentions, so in an uncontested election (i.e., an election where the only nominees are those proposed by the board) a director could be elected with only one “for” vote, despite an overwhelming number of “against” votes.

In 2007, PepsiCo’s Corporate Governance Guidelines were amended to include a director resignation policy that incorporates a form of majority voting for uncontested director elections that is sometimes referred to as a “plurality plus” standard. Under this “plurality plus” standard, the election of directors is still governed by a plurality standard as discussed above. If a director nominee in an uncontested election receives a greater number of votes “against” his or her election than votes “for” his or her election, however, that director nominee would be required to offer his or her irrevocable resignation to the Board. The Nominating and Corporate Governance Committee (excluding the nominee in question if applicable) would then consider the resignation offer and make a recommendation to the Board as to whether to accept the director’s resignation. Within 90 days following certification of the shareholder vote, the independent members of the Board would make a final determination as to whether to accept the director’s resignation. The Board’s explanation of its decision then would be promptly disclosed in a Form 8-K report filed with the SEC.

When it adopted this director resignation policy, the Board recognized that the majority vote standard was an evolving concept. The Board has continued to monitor best practices in this area, and is aware that many public companies have amended their charter or bylaws to provide for a majority voting standard rather than a plurality or “plurality plus” standard. After careful consideration, the Board believes it is in the best interests of PepsiCo and its shareholders to amend PepsiCo’s Articles of Incorporation to provide for majority voting in uncontested director elections.

Under a majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. Shareholders will also be entitled to abstain with respect to the election of a director, although abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. In contested elections, directors will be elected by a plurality of the votes cast.

Under the Act, an incumbent director who is not re-elected may remain in office until his or her successor is elected and qualified, continuing as a “holdover” director until the director resigns, the number of authorized directors is reduced to eliminate the director’s seat on the board, his or her position is filled by a subsequent shareholder vote, or the director is removed by the shareholders. If the amendment to the Articles of Incorporation is approved by PepsiCo’s shareholders, the Board will retain the existing director resignation policy set forth in its Corporate Governance Guidelines to address the continuation in office of a “holdover” director, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board pursuant to the process described above.

Under the Act, PepsiCo’s shareholders must approve an amendment to the Articles of Incorporation in order to change the voting standard in director elections. If the proposed amendment is approved, a new Section (13) will be added to ARTICLE EIGHTH of PepsiCo’s Articles of Incorporation that reads as follows:

“Except as provided in Section (5) of this Article, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected, each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director.”

If approved by PepsiCo’s shareholders, this amendment will become effective upon the filing of Articles of Amendment to PepsiCo’s Articles of Incorporation with the North Carolina Secretary of State. PepsiCo would make such a filing promptly after the annual meeting. The new majority voting standard would then be applicable to an uncontested election of directors at PepsiCo’s 2012 annual meeting of shareholders.

Our Board of Directors therefore recommends a vote FOR the proposal to amend the Articles of Incorporation to implement majority voting for the election of directors in uncontested elections.

SHAREHOLDER PROPOSALS

If proposals are submitted by more than one shareholder, PepsiCo will only list the primary filer’s name, address and number of shares held. We will provide information about co-filers promptly if we receive a request for such information.

RIGHT TO CALL SPECIAL SHAREHOLDER MEETINGS

(PROXY ITEM NO.6)

Richard R. Treumann, 590 Plutarch Road, Highland, NY, 12528, who owns 35 shares of PepsiCo Common Stock, has submitted the following resolution for the reasons stated:

“RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R. R. Donnelley (RRD). The Council of Institutional Investors www.cii.org recommends that management adopt shareholders proposals after receiving their first majority vote.

Please encourage our board to respond positively to the proposal: Special Shareowner Meetings.”

PepsiCo Response:

In 2010, we amended our By-Laws to facilitate our shareholders’ ability to call special meetings. As amended, our By-Laws provide that a special meeting of shareholders may be called by our Board of Directors or our Chairman at any time or, subject to certain conditions set forth in our By-Laws, by shareholders representing at least twenty percent (20%) of PepsiCo’s then outstanding common shares (rather than a majority, which was the case prior to the By-Law amendment).

As stated in last year’s Proxy Statement, PepsiCo believes that it is not in the best interests of PepsiCo and its shareholders to permit a holder, or group of holders, of 10% of PepsiCo’s common stock to call special shareholder meetings at their sole discretion. The Board believes that shareholders play an important role in PepsiCo’s corporate governance processes.

Special shareholder meetings are typically expensive and time consuming for a company of our size due to the legal costs incurred in preparing the required disclosure documents, printing and mailing costs, staff support, security measures and the time commitment required of our Board of Directors and members of senior management to prepare for and conduct the meeting; all of which creates significant diversions of management and financial resources. Allowing a small group of ten percent of our shareholders to call special meetings could impose substantial administrative and financial burdens on us, and significantly disrupt the conduct of our business.

We believe that PepsiCo’s current By-Law provision governing special shareholder meetings is appropriate for a public company of our size because it establishes an appropriate balance between the responsibilities of our directors and the rights of our shareholders. Our existing By-Laws allow our Board of Directors and/or our Chairman of the Board, in consideration of their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of us and our shareholders to convene a special meeting. In addition, our existing By-Laws permit shareholders representing a minimum of 20% of our common stock to call a special meeting – a percentage that we believe is more representative of the interests of our broad shareholder base. The 10% threshold that Mr. Treumann advocates is inappropriately low. It allows a small number of shareholders to call special meetings, at any time and with any frequency, for their own narrow purposes or to discuss topics about which the majority of our shareholders may have little interest. For example, if Mr. Treumann’s proposal had been implemented as of the end of our 2010 fiscal year, as few as three of our institutional shareholders would have had the ability to call a special meeting.

Mr. Treumann offers very little background or rationale as to why such a 10% ownership threshold would benefit PepsiCo or its shareholders. Mr. Treumann’s proposal could require PepsiCo to hold an unlimited number of special meetings, even when the same matter has recently been rejected by PepsiCo shareholders or is expected to be considered at another upcoming scheduled meeting. Given that the expenses associated with a special shareholder meeting could easily reach $1 million, as well as the costs of management and other resources, these meetings should be called only under extraordinary circumstances, when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. To avoid such unnecessary costs, our By-Laws provide that, among other things, we are not required to hold a special meeting to address a matter that our shareholders are scheduled to address at an upcoming annual meeting or that our shareholders have recently addressed at a prior annual or special meeting. We believe that the shareholder right to call a special meeting of shareholders as set forth in our By-Laws strikes the appropriate balance between the shareholder right to call a special meeting and the need for careful safeguards and responsible use of company resources.

As discussed in this Proxy Statement, PepsiCo is committed to strong corporate governance. For example, our directors are elected annually and are not part of a classified board structure. Our Corporate Governance Guidelines allow shareholders to recommend director nominees for consideration by our Board of Directors and such guidelines require that independent directors comprise a majority of the Board of Directors. As such, 11 of our 12 directors are independent. We also provide significant opportunity for shareholders to raise matters at our annual meetings, and shareholders routinely use that forum to propose business by making shareholder proposals. Shareholders also have other avenues of communication with our Board and management. We regularly review our corporate governance structure to consider governance developments and best practices, including those that empower our shareholders to express their concerns on important corporate matters.

If adopted and implemented, Mr. Treumann’s proposal could allow special interest shareholders to use PepsiCo resources – including corporate funds and management time – to advance causes that may not be in the best interests of PepsiCo and our broad shareholder base. Our existing By-Laws provide shareholders with an appropriate avenue by which they may exercise their rights to call special shareholder meetings.

Our Board of Directors recommends that shareholders vote AGAINST this resolution.

POLITICAL CONTRIBUTIONS REPORT

(PROXY ITEM NO. 7)

Walden Asset Management, One Beacon Street, Boston, Massachusetts, 02108, that holds at least 256,000 shares of PepsiCo Common stock has submitted the following resolution for the reasons stated:

“Whereas: Political spending by companies is increasingly controversial, heightened by the recent Citizens United Supreme Court decision, which allows companies to make independent expenditures in favor of or in opposition to, a candidate’s election campaign.

Corporate expenditures supporting a contentious 2010 ballot initiative suspending California’s Global Warming Solutions Act added fuel to the controversy, as did Target and Best Buy contributions for a controversial candidate for Governor in Minnesota.

Over the last five years, corporate political spending has become a major investor concern. Investors asked hundreds of companies to disclose their policies establish board oversight and disclose all direct and indirect expenditures for political purposes. More than seventy-five S&P 500 companies now disclose their political expenditures and policies on their website. Shareowner proposals urging such disclosure averaged more than 30 percent of votes in 2010, indicating a strong investor support.

Many companies are updating their political spending policies. For example, Morgan Stanley stated it will not make direct or indirect political expenditures.

Left out of many company commitments, however, is transparency around payments to trade associations and other tax-exempt groups for political purposes.

PepsiCo is on the board of the US Chamber of Commerce, which announced it will spend $75 million in political campaigns in 2010. The Chamber, allegedly on behalf of the business community, lobbies, speaks publicly and puts political dollars to work which effectively challenge PepsiCo’s positions on environmental issues. PepsiCo has strong environmental policies and urges companies in its supply chain to follow suit.

Yet as a Chamber board member, it is our understanding that PepsiCo does not seek to influence or challenge the Chamber’s environmental positions. PepsiCo also has clear policies prohibiting political spending, but does not challenge the Chamber on its partisan political activities. These inconsistencies could be harmful to PepsiCo’s reputation.

The Chamber’s website states: “Directors determine the U.S. Chamber’s policy positions on business issues and advise the U.S. Chamber on appropriate strategies to pursue. Through their participation in meetings and activities held across the nation, Directors help implement and promote U.S. Chamber policies and objectives.” As a Chamber board member, PepsiCo certainly may be perceived as supporting its policies.

Resolved: Shareholders request that the independent Board members institute a comprehensive review of PepsiCo’s political spending policies and oversight processes, both direct and indirect, including through trade associations, and present a summary report by September 2011. The report may omit confidential information and limit costs. Items for review include:

•

Review and disclosure of any direct and indirect expenditures supporting or opposing candidates, or for issue ads designed to affect political races, including dues and special payments made to trade associations, such as the U.S. Chamber of Commerce, or political and other organizations that can hide any contributions.

•	Risks and responsibilities associated with serving on boards of and paying dues to trade organizations when positions of the trade association contradict the company’s own positions.

•	Management and board oversight processes for all political spending, direct or indirect.”

PepsiCo Response:

The Board of Directors recommends that shareholders vote against this resolution for the following reasons.

PepsiCo’s Board of Directors recognizes that the use of Company resources in the political process is an important issue for shareholders. As one of the world’s leading food and beverage companies, public policy affects PepsiCo’s ability to operate and to maintain a successful business and to continue to provide shareholder value. For this reason, we believe that active participation in public policy is essential and appropriate for companies in open societies. To demonstrate transparency, as disclosed on page 16 of this Proxy Statement, PepsiCo has adopted a Political Contributions Policy that is publicly posted on PepsiCo’s website at www.pepsico.com under “Company” — “Corporate Governance” – “Policies”.

PepsiCo’s website currently provides its shareholders with ample and relevant information about PepsiCo’s political contributions and related internal oversight processes. These details include:

•	The amounts of PepsiCo’s annual corporate political contributions in the United States;

•	The amounts of contributions made from PepsiCo’s employee Political Action Committee called its “Concerned Citizens Fund” (“CCF”); and

•

The precise criteria used to analyze and approve political contributions, which require that all contributions are reviewed by PepsiCo’s law department for compliance with laws, and that all political contributions using corporate funds be approved by PepsiCo’s Corporate Vice President Public Policy and Government Affairs.

In addition to the Political Contributions Policy as an example of PepsiCo’s transparent disclosures, PepsiCo employs other actions to ensure a system of appropriate checks and balances in the area of political contributions. For example, the following safeguards, among others, are in place:

•

CCF and PepsiCo corporate funds, where allowed, are distributed in a non-partisan manner to candidates, committees, parties and ballot measures, Except for administrative expenses, PepsiCo’s CCF is completely funded with voluntary contributions from eligible PepsiCo employees.

•	All contributions must reflect PepsiCo’s business or strategic interest and not those of its individual officers or directors.

•	Employees are not reimbursed directly or through compensation increases for personal political contributions or expenses

•	PepsiCo’s Board of Directors is required to periodically review the policies and practices regarding political contributions and expenditures by PepsiCo and the CCF.

•

PepsiCo conducts annual Code of Conduct training for its employees, and those employees actively engaged with political efforts in the United States are required to participate in annual ethics training regarding regulatory developments.

As stated above, PepsiCo already provides its shareholders with information sought by the proponent. PepsiCo not only discloses information required under applicable laws, it provides information regarding its broader role in the political and business arenas. For example, to further its business interests, PepsiCo is a member of numerous industry and trade groups and partners with various non-profit organizations and non-governmental organizations. We list many of those key memberships and partnerships on the PepsiCo website. We work with these groups because they represent the food and beverage industry and the business community on issues that are critical to PepsiCo’s business and its stakeholders. Furthermore, we require any trade association to obtain specific consent from PepsiCo prior to the use of PepsiCo’s dues or similar funds for funding of exceptional political expenditures beyond regular dues and business matters. We annually review the benefits and challenges from membership in our major trade associations.

The Board of Directors recommends that you vote against this resolution because PepsiCo provides its shareholders with information relevant to its political contributions, trade associations and internal oversight processes. The creation of a report on these topics would be a costly and ineffective use of PepsiCo’s valuable resources.

Our Board of Directors recommends that shareholders vote AGAINST this resolution.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting or any postponement or adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

2012 SHAREHOLDER PROPOSALS

PepsiCo welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered at the 2012 Annual Meeting, and included in the Proxy Statement for that meeting, we must receive the proposal in writing on or before November 23, 2011. If a proposal is received between January 5, 2012 and February 4, 2012, in our discretion, we may include it in the 2012 proxy materials and submit it for consideration at the 2012 Annual Meeting.

GENERAL

PepsiCo will pay the costs relating to this Proxy Statement, the proxy and the Annual Meeting.

In addition to the solicitation of proxies by mail and electronically, PepsiCo intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for the solicitation. Employees of PepsiCo may also solicit proxies. They will not receive any additional pay for the solicitation.

The Annual Report to Shareholders for 2010, including financial statements, was delivered or made available with this Proxy Statement or was previously delivered to shareholders. If you have not received the Annual Report, please contact PepsiCo’s Manager of Shareholder Relations, at PepsiCo, Inc., 700 Anderson Hill Road, Purchase, NY 10577 or (914) 253-3055. The Annual Report can also be found on our website at www.pepsico.com by clicking on “Investors – Annual Reports.”

A copy of PepsiCo’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 (including the financial statements, schedules and a list of exhibits) will be sent to any shareholder without charge by contacting the Company at the address or phone number listed above. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s website, www.sec.gov, or at our website, www.pepsico.com by clicking on “Investors – SEC Filings.”

Please vote your shares promptly through any of the means described on the proxy card or the Notice of Annual Meeting.

By order of the Board of Directors,

Larry D. Thompson

Secretary

Exhibit A

PEPSICO, INC.

CORPORATE GOVERNANCE GUIDELINES

as of November 12, 2010

The Board of Directors (the “Board”) of PepsiCo, Inc. (the “Corporation”), acting on the recommendation of its Nominating and Corporate Governance Committee, has developed and adopted certain corporate governance principles (the “Guidelines”) establishing a common set of expectations to assist the Board and its committees in performing their duties in compliance with applicable requirements. In recognition of the continuing discussions about corporate governance, the Board will review and, if appropriate, revise these Guidelines from time to time.

A.	Director Responsibilities

1.	Represent the interests of the Corporation’s shareholders in maintaining and enhancing the success of the Corporation’s business, including optimizing long-term returns to increase shareholder value.

2.	Selection and evaluation of a well-qualified Chief Executive Officer (“CEO”) of high integrity, and approval of other members of the senior management team.

3.	Oversee and interact with senior management with respect to key aspects of the business including strategic planning, management development and succession, operating performance, and shareholder returns.

4.	Provide general advice and counsel to the Corporation’s CEO and senior executives.

5.	Adopt and oversee compliance with the Corporation’s Worldwide Code of Conduct. Promptly disclose any waivers of the Code of Conduct for Directors or executive officers.

6.	Hold regularly scheduled executive sessions of independent directors. Designate and publicly disclose the name of a Presiding Director who will preside at such executive session meetings. Formally evaluate the performance of the CEO and senior management each year in executive sessions.

7.	Regular attendance at Board meetings is mandatory. Meeting materials should be reviewed in advance.

8.	Duty of Care: In discharging the duties of a Director, including duties as a Committee member, North Carolina law requires that a Director shall act: (1) in good faith; (2) with care an ordinary prudent person in a like position would exercise under similar circumstances and (3) in a manner he or she believes to be in the best interests of the Corporation.

9.	Presiding Director: An independent director shall be designated as the Presiding Director by the independent directors of the Board based on the recommendation of the Nominating and Corporate Governance Committee. Such position of Presiding Director shall rotate among the independent directors of the Board for a three-year term. The Nominating and Corporate Governance Committee shall oversee the process for selecting the Presiding Director. In addition, the Board will evaluate the Presiding Director’s performance annually under the guidance of the Nominating and Corporate Governance Committee. The Presiding Director shall assume the following responsibilities:

(a)	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

(b)	serve as a liaison between the Chairman and the independent directors;

(c)	provide advice regarding information sent to the Board;

(d)	approve meeting agendas for the Board;

(e)	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

(f)	have the authority to call meetings of the independent directors; and

(g)	if requested by major shareholders, ensure that he/she is available for consultation and direct communication.

B.	Director Qualification Standards

1.	The Nominating and Corporate Governance Committee, with the input of the CEO, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Corporation’s Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider recommendations sent to the Secretary of the Corporation at 700 Anderson Hill Road, Purchase, New York 10577.

2.	In connection with the selection and nomination process, the Nominating and Corporate Governance Committee shall review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Corporation and the Board. The Board will generally look for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Corporation.

3.	Independent directors must comprise a majority of the Board.

4.	An independent director of the Corporation is a director who:

(a)	is not and has not been an employee, and does not have an immediate family member[1] who is or has been an executive officer[2], of the Corporation, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received, and does not have an immediate family member who has received, more than $120,000 in direct compensation from the Corporation, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve month period within the last three years;

(c)	(i) is not, and does not have an immediate family member that is, a current partner of a firm that is the Corporation’s, or any of its consolidated subsidiaries’, internal or external auditor; (ii) does not have an immediate family member who is a current employee of such external audit firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iii) was not, and does not have an immediate family member that was, within the last three years (but is no longer) a partner or employee of such external audit firm who personally worked on the Corporation’s, or any of its consolidated subsidiaries’, audit within that time;

(d)	is not and has not been, and does not have an immediate family member who is or has been, within the last three years, employed as an executive officer of another company where any of the Corporation’s, or any of its consolidated subsidiaries’, present executive officers at the same time serves or served on such other company’s compensation committee;

(e)	is not a current employee of, and does not have an immediate family member who is a current executive officer of, another company that has made

[1]

An "immediate family member" is defined to include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. In considering a director’s independence, the Corporation need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

[2]	An “executive officer” means one of the Section 16 officers designated by a company.

payments to, or has received payments from, the Corporation, or any of its consolidated subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the consolidated gross revenues of such other company for its last completed fiscal year; and

(f)	has no other material relationship with the Corporation, or any of its consolidated subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Corporation, or any of its consolidated subsidiaries.

In making a determination regarding a proposed director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, such relationship will not be considered to be a material relationship that would impair a director’s independence if contributions from the Corporation, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

5.	In addition to satisfying all of the independence criteria set forth in paragraph 4 of this Section, all members of the Audit Committee must also meet the following requirements:

(a)	Director’s fees are the only compensation that members of the Audit Committee may receive from the Corporation or any of its consolidated subsidiaries. Audit Committee members may not receive consulting, advisory or other compensatory fees from the Corporation or any of its consolidated subsidiaries (other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board).

(b)	No member of the Audit Committee may be an “affiliated person” of the Corporation, or any of its consolidated subsidiaries, as such term is defined by the Securities and Exchange Commission.

6.	Directors must retire at the age of 72, effective upon the expiration of their annual term at the next Annual Meeting of Shareholders.

7.	The number of boards on which a Director may sit may be reviewed on a case-by-case basis by the Nominating and Corporate Governance Committee. Prior to accepting any position on the Board of Directors of any non-profit or for-profit organization, the Director shall notify the office of Corporate Secretary. The number of audit committees on which the Corporation’s audit committee members may sit concurrently shall be reviewed annually by the Nominating and Corporate Governance Committee and the Board.

8.	The Board has not established term limits for Directors. Although term limits can promote the inclusion on the Board of people with diverse perspectives, the process described in paragraph 2 of this Section can achieve the same result. Moreover, term limits have the disadvantage of causing the Corporation to lose the contributions of Directors who have been able to develop over a period of time, increasing insight into the Corporation and its operations, thereby increasing their contributions to the Corporation.

9.	A Director shall offer, in writing, to resign if there is any significant change in his or her personal circumstances, including a fundamental change in his or her job responsibilities. The Chairman of the Nominating and Corporate Governance Committee may recommend, to the full Board, acceptance or rejection of such an offer after consultation with the Committee members and the Chairman of the Board.

C.	Voting for Directors

1.	Any nominee for Director in an uncontested election (i.e., an election where the number of nominees is not greater than the number of Directors to be elected) who receives a greater number of votes “against” his or her election than votes “for” such election shall, promptly following certification of the shareholder vote, offer his or her resignation to the Board unless otherwise determined by the Board in accordance with the procedures set forth below. The resignation offer shall be in writing and shall be an irrevocable resignation offer pending acceptance or rejection as provided herein.

2.	The Nominating and Corporate Governance Committee shall consider the resignation offer and make a recommendation to the Board. The independent members of the Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote.

3.	In deciding the action to be taken with respect to any such resignation offer, the independent members of the Board shall limit their consideration to determining what is in the best interests of the Corporation and its shareholders. In this regard, the Board should consider all factors deemed relevant, including but not limited to: (i) any stated reasons why shareholders voted against such Director, (ii) any alternatives for curing the underlying cause of the “against” votes, (iii) the Director’s tenure, (iv) the Director’s qualifications, (v) the Director’s past and expected future contributions to the Corporation, and (vi) the overall composition of the Board, including whether accepting the resignation offer would cause the Corporation to be in violation of its constituent documents or fail to meet any applicable regulatory or contractual requirements. The Board’s actions with respect to any such resignation offer may include: (i) accepting the resignation offer, (ii) deferring acceptance of the resignation offer until a replacement Director with certain necessary qualifications held by the subject Director (e.g., Audit Committee financial expertise) can be identified and elected to the Board, (iii) maintaining the Director but addressing what the independent members of the Board believe to be the underlying cause of the “against” votes, (iv) resolving that the Director will not be re-nominated in the future for election, or (v) rejecting the resignation offer. An accepted resignation offer will become effective immediately upon acceptance or upon such other time as determined by the independent members of the Board consistent with this policy.

4.	Following the determination by the independent members of the Board, the Corporation shall promptly disclose publicly in a document furnished or filed with the Securities and Exchange Commission the decision of whether or not to accept the resignation offer. The disclosure shall also include an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the resignation offer.

5.	A Director who is required to offer to resign in accordance with this Section C shall not be present during the deliberations or voting by the Nominating and Corporate Governance Committee or the Board as to whether to recommend or accept his or her resignation offer or an offer by any other Director to tender his or her resignation in accordance with this Section C. However, if enough members of the Nominating and Corporate Governance Committee do not receive more “for” votes than “against” votes in the same uncontested election such that a quorum of the Nominating and Corporate Governance Committee cannot be attained, then the other independent Directors who received a greater number of “for” votes than “against” votes in that election will be asked to consider and decide whether to accept the resignation offers of the affected Directors. If only three or fewer independent Directors did not receive more “for” votes than “against” votes in the same uncontested election, then all independent Directors may participate in any discussions or actions with respect to accepting or turning down the resignation offers (except that no Director will vote to accept or turn down his or her own resignation offer). Any affected Director will be afforded the opportunity to provide any information or statement that he or she deems relevant.

D.	Board Committees

1.	The Board shall at all times have a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee, each comprised solely of independent directors.

2.	The Board shall evaluate and determine the circumstances under which to form new Committees.

3.	The Nominating and Corporate Governance Committee shall annually review succession plans for the members of the Board, the members of the Committees of the Board and the Chair of the Committees of the Board.

E.	Director Compensation

1.	Non-employee directors and committee chairs shall receive reasonable compensation for their services, as may be determined from time to time by the Board upon recommendation of the Nominating and Corporate Governance Committee. Compensation for non-employee directors and committee chairs shall be consistent with the market practices of other similarly situated companies but shall not be at a level or in a form that would call into question the Board’s objectivity. The Nominating and Corporate Governance Committee of the Board shall annually review and report to the Board with respect to director compensation and benefits.

2.	Directors who are employees receive no additional pay for serving as Directors.

3.	Directors who are members of the Audit Committee may receive no compensation from the Corporation other than the fees they receive for serving as Directors.

F.	Director Access to Management and Independent Advisors

1.	The Board is expected to be highly interactive with senior management. Directors are granted access to the name, location, and phone number of all employees of the Corporation.

2.	It is Board policy that executive officers and other members of senior management who report directly to the CEO be present at Board meetings at the invitation of the Board. The Board encourages such executive officers and senior management to make presentations, or to include in discussions at Board meetings managers and other employees who (1) can provide insight into the matters being discussed because of their functional expertise and/or personal involvement in such matters and/or (2) are individuals with high potential whom such executive officers and senior management believe the Directors should have the opportunity to meet and evaluate.

3.	Directors are authorized to consult with independent advisors, as is necessary and appropriate, without consulting management.

G.	Director Orientation and Continuing Education

1.	The Board shall implement and maintain an orientation program for newly elected directors and shall periodically offer continuing education presentations to Board members.

2.	Directors are required to continue educating themselves with respect to international markets, accounting and finance, leadership, crisis response, industry practices, general management, and strategic planning.

H.	Management Succession and CEO Compensation

1.

The CEO shall provide an annual report to the Board assessing senior managers and their potential to succeed him or her, and such report shall be developed in consultation with the Chairman of the Compensation Committee and include plans in the event of an emergency or retirement of the CEO. The report shall also contain the CEO’s recommendation as to his or her successor.

2.	The Board has the primary responsibility for plans for succession to the position of CEO. The Compensation Committee oversees preparation of succession plan presentations to the Board. The Committee Chairman works with the CEO in the preparation of the succession plan presentations. The Committee undertakes such follow-up steps with respect to succession planning as may be delegated by the Board from time to time.

3.	The Compensation Committee is responsible for making recommendations to the Board concerning annual and long-term performance goals for the CEO and for evaluating his or her performance against such goals.

I.	Annual Performance Evaluation of the Board

1.	The Board and its Committees will conduct a self-evaluation at least annually to determine whether it and its Committees are functioning effectively.

2.	The Board will also review the Nominating and Corporate Governance Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its Committees.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

The Internet and telephone voting facilities will close at 5:00 p.m. E.D.T. on May 3, 2011.

INTERNET http://www.proxyvoting.com/pep
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 95516	Fulfillment# 95516
▼ FOLD AND DETACH HERE ▼

WHERE NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS NO. 1, 2, 4 AND 5, VOTED AGAINST ITEMS NO. 6 AND 7, AND FOR THREE YEARS ON ITEM NO. 3.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS NO. 1, 2, 4 AND 5, AND FOR “THREE YEARS” ON ITEM NO. 3.	NAME AND ADDRESS PRINTS HERE
1. Election of Directors: Nominees:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1-S.L. Brown	☐	☐	☐	1.7-A.C. Martinez	☐	☐	☐

1.2-I.M. Cook	☐	☐	☐	1.8-I.K. Nooyi	☐	☐	☐

1.3-D. Dublon	☐	☐	☐	1.9-S.P. Rockefeller	☐	☐	☐

1.4-V.J. Dzau	☐	☐	☐	1.10-J.J. Schiro	☐	☐	☐

1.5-R.L. Hunt	☐	☐	☐	1.11-L.G. Trotter	☐	☐	☐

1.6-A. Ibargüen	☐	☐	☐	1.12-D. Vasella	☐	☐	☐

		I will attend the annual meeting				☐

			FOR	AGAINST	ABSTAIN

2.	Approval, by non-binding vote, of executive compensation.		☐	☐	☐

THE BOARD RECOMMENDS A VOTE FOR “3 YEARS” ON ITEM NO. 3.
		3 Years	2 Years	1 Year	Abstain
3.	Recommend, by non-binding vote, the frequency of the vote on executive compensation.	☐	☐	☐	☐
			FOR	AGAINST	ABSTAIN
4.	Approval of Independent Registered Public Accountants for fiscal year 2011.		☐	☐	☐

5.	Approval of Amendment to Articles of Incorporation to implement majority voting for Directors in uncontested elections.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS NO . 6 AND 7.

6.	Shareholder Proposal – Right to Call Special Shareholder Meetings (Proxy Statement pg. 63)		☐	☐	☐

7.	Shareholder Proposal – Political Contributions Report (Proxy Statement pg. 65)		☐	☐	☐

RESTRICTED AREA - SCAN LINE	Mark Here for Address Change or Comments SEE REVERSE	☐

Receipt is hereby acknowledged of the PepsiCo Notice of Meeting and Proxy Statement. IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Signature	Name/Title	Date

ADMISSION TICKET PepsiCo, Inc. 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder(s):

The Annual Meeting of Shareholders of PepsiCo, Inc. will be held at the Frito-Lay Headquarters, 7701 Legacy Drive, Plano, TX 75024, on Wednesday, May 4, 2011, at 9 a.m. Central Daylight Time.

Admission to the meeting will be on a first-come, first-served basis. This admission ticket and a government-issued photo identification card, such as a driver’s license, state identification card or passport, will be required to enter the meeting. If you are a shareholder of record and plan to attend the meeting, please bring this admission ticket to the meeting.

FROM DFW AIRPORT:

Approximately 15 miles

Exit Airport to the north following
directions to S.H. 121

Curve to right onto S.H. 121

Follow S.H. 121 beyond Lewisville and The Colony to Legacy Drive

Turn right at signal onto Legacy Drive

Take second turn to the right into

Frito-Lay near flags

FROM NORTH DALLAS AREA:

Approximately 13 miles

Off 635 (LBJ Freeway), exit Dallas

North Tollway going north

Follow Tollway approximately 13 miles

Turn left at signal onto Legacy Drive

Go approximately 1/2 mile and turn
left into Frito-Lay near flags

FROM DOWNTOWN:

Approximately 30 miles

Follow Dallas North Tollway to Legacy Drive

Turn left and follow Legacy Drive
approximately 1 mile

Turn left into Frito-Lay near flags

Do not write in the area. For office use only.

Name(s) of Shareholder(s) Attending	Name of Guest Attending
Admitted by (initials) Driver’s License State ID Other	Misc. Notes _

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

* Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The

Notice and Proxy Statement and Annual Report are available at: http://www.proxyvoting.com/pep

▼  FOLD AND DETACH HERE  ▼

PEPSICO, INC. PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 4, 2011 THIS PROXY IS SOLICITED ON BEHALF OF PEPSICO’S BOARD OF DIRECTORS

The undersigned hereby appoints Indra K. Nooyi, Larry D. Thompson and Thomas H. Tamoney, Jr., and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock and/or Convertible Preferred Stock of PepsiCo, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of PepsiCo, Inc., in Plano, Texas, on Wednesday, May 4, 2011 at 9:00 A.M., Central Daylight Time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and any other matter that may properly come before the meeting.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE
(Continued and to be marked, dated and signed, on the other side)		WO# 95516	Fulfillment# 95516
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